Exhibit 2.1
***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
MASIMO CORPORATION,
SONIC BOOM ACQUISITION CORP.,
VIPER HOLDINGS CORPORATION,
and
VIPER HOLDINGS, LLC (SOUND UNITED SERIES), solely in its capacity as the Seller Representative

Dated: February 15, 2022

i

EXHIBITS
Exhibit A - Shares
Exhibit B - [Intentionally Omitted]
Exhibit C-1 - Form of Restrictive Covenant Agreement (Sponsor)
Exhibit C-2 - Form of Restrictive Covenant Agreement (Non-Sponsor)
Exhibit D - [Intentionally Omitted]
Exhibit E - [Intentionally Omitted]
Exhibit F - Form of Certificate of Merger
Exhibit G - Certificate of Incorporation
Exhibit H - Form of Letter of Transmittal
SCHEDULES
Schedule 1 - [Intentionally Omitted]
Schedule 2(a) - Restrictive Covenant Agreements (Sponsors) Signatories
Schedule 2(b) - Restrictive Covenant Agreements (Non-Sponsors) Signatories
Schedule 3 - Specified Debt
Schedule 4 - Permitted Liens
Schedule 5 - Change-in-Control Bonus Agreements
Schedule 6 - Consents
Schedule 7 - Indebtedness

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of the 15 day of February, 2022, by and among Masimo Corporation, a Delaware corporation (“Buyer”), Sonic Boom Acquisition Corp., a Delaware corporation (“Merger Sub”), Viper Holdings Corporation, a Delaware corporation (the “Company”), and [Viper Holdings, LLC (Sound United Series), a series of a Delaware multiple series limited liability company, solely in its capacity as the representative for the Sellers (the “Seller Representative”). Certain capitalized terms used herein are defined in Section 1.1.
RECITALS
WHEREAS, the board of directors or equivalent governing body of each of Buyer, Merger Sub and the Company have approved this Agreement and the merger of Merger Sub with and into the Company upon the terms and conditions set forth in this Agreement and in accordance with the DGCL (the “Merger”), and the board of directors of each of the Company and Merger Sub has declared it is advisable and in the best interests of its stockholders to enter into this Agreement and has recommended that the transactions contemplated hereby, including the Merger, be adopted and approved by its stockholders;
WHEREAS, the authorized capital stock of the Company consists of 38,000,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”); and 70,000,000 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”);
WHEREAS, Viper Holdings, LLC (Sound United Series), a series of a Delaware limited liability company (“Viper Holdings”), and Viper Parallel Holdings LLC, a series of a Delaware limited liability company (“Viper Parallel”), constitute all of the stockholders of record and own all of the issued and outstanding shares of capital stock of the Company as set forth on Exhibit A (the “Shares”); and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Buyer to enter into this Agreement, each Person set forth on Schedule 2(a) has delivered to Buyer a fully executed Non-Solicitation and Confidentiality Agreement in the form attached hereto as Exhibit C-1, and each Person set forth on Schedule 2(b) has delivered to Buyer a fully executed Non-Competition, Non-Solicitation and Confidentiality Agreement in the form attached hereto as Exhibit C-2 (each a “Restrictive Covenant Agreement,” and collectively, the “Restrictive Covenant Agreements”).
NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS; CONSTRUCTION
Section 1.1     Definitions. As used in this Agreement, the following terms will have the respective meanings set forth below:
“Accounting Principles” means the accounting principles, practices, policies, procedures, techniques, judgments and methodologies specifically set forth in Section 1.1 of the Disclosure Schedules.
“Acquisition Proposal” shall have the meaning set forth in Section 5.3(b).
“Additional Merger Consideration” means, as of any date of determination, without duplication, any purchase price adjustments arising under Section 2.7 payable to the Sellers (including, if applicable, the Closing Underpayment).
“Adjustment Escrow Amount” means $30,000,000.

“Adjustment Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement through the deposit of the Adjustment Escrow Amount.
“Affiliate” means any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such entity. The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Per Share Preference Amount” means the aggregate Per Share Preference Amount payable with respect to all outstanding shares of the Preferred Stock.
“Aggregate Purchase Price” shall means an amount equal to (i) $995,000,000, plus (ii) Estimated Adjustment Amount, plus (iii) the Adjustment Escrow Amount to the extent disbursed to the Sellers pursuant to Section 2.7 and the Escrow Agreement, plus (iv) any payment made pursuant to Section 2.7(d)(i).
“Agreement” shall have the meaning set forth in the Preamble.
“Alternative Financing Commitment Letter” shall have the meaning set forth in Section 6.4(c).
“Alternative Financing” shall have the meaning set forth in Section 6.4(c).
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations thereunder, the United Kingdom Bribery Act of 2010, any legislation implementing the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law regarding anti-bribery or illegal payments or gratuities.
“Applicable Exchange Rate” means, as of any date, the rate of exchange for each foreign currency to US Dollars as published by the Wall Street Journal for the end of the trading day prior to such date.
“Balance Sheet Date” shall have the meaning set forth in Section 3.7.
“Base Balance Sheet” shall have the meaning set forth in Section 3.7.
“Base D&O Amount” means the amount of annual premiums currently paid by or on behalf of the Company Entities for the directors’ and officers’ liability insurance coverage presently maintained by the Company Entities.
“Benefit Plan” means each employee benefit plan, as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, consulting, severance or similar contract, plan, arrangement or policy and each other contract, plan, arrangement or policy providing for compensation, bonuses, profit-sharing, stock option or other equity or equity-based rights or other forms of incentive or deferred compensation, vacation or other leave benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, fringe benefits, severance benefits and postemployment or retirement benefits allowances or funds (including compensation, pension, health, medical or life insurance benefits).
“Business Day” means any calendar day other than a Saturday, Sunday or calendar day on which banking institutions in New York, New York or Los Angeles, California are authorized or obligated by Law to be closed.
“Buyer” shall have the meaning set forth in the Preamble.
“Buyer Closing Cash” shall have the meaning set forth in Section 2.7(b).
“Buyer Closing Indebtedness” shall have the meaning set forth in Section 2.7(b).
“Buyer Closing Net Working Capital” shall have the meaning set forth in Section 2.7(b).

“Buyer Closing Statement” shall have the meaning set forth in Section 2.7(b).
“Buyer Plans” shall have the meaning set forth in Section 6.3(b).
“Buyer’s Payment Obligations” shall have the meaning set forth in Section 4.5(a).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Authority), including any extension of, amendment, supplement, correction, revision or similar treatment of any such legislation or guidance.
“Cash and Cash Equivalents” of the Company Entities as of any date means the cash and cash equivalents on a consolidated basis of the Company Entities as of such date prepared in accordance with the Accounting Principles (including the aggregate amount of cleared checks, other wire transfers and drafts deposited or received that have not cleared). For the avoidance of doubt, Cash and Cash Equivalents (i) shall be reduced by (x) the amount of all checks, wires and drafts in transit, in each case, that have not yet cleared, (y) the amount of cash deposits, cash in reserve accounts, cash escrow accounts, and custodial cash that is not available for immediate use by the Company Entities because of any contractual or legal restrictions, including 51% of the cash of Marantz Italy SrL and (ii) shall not be reduced by the amount of any repatriation costs and expenses, including Taxes, associated with repatriating any Cash and Cash Equivalents.
“Certificate of Merger” shall have the meaning set forth in Section 2.2.
“Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended and in effect from time to time.
“Closing” shall have the meaning set forth in Section 2.3.
“Closing Cash” means all Cash and Cash Equivalents of the Company Entities as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date.
“Closing Date” shall have the meaning set forth in Section 2.3.
“Closing Indebtedness” means all outstanding Indebtedness of the Company Entities as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date; provided, however, that any Indebtedness incurred on the Closing Date on or before the Closing (e.g., prepayment penalties, brokerage costs, etc.) will be deemed outstanding and unpaid as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date.
“Closing Per Share Amount” means an amount equal to the quotient obtained by dividing (a)(i) the $1,025,000,000, plus (ii) Estimated Adjustment Amount, minus (iii) the Aggregate Per Share Preference Amount, minus (iv) the Adjustment Escrow Amount by (b) the aggregate number of shares of Common Stock and Common Stock Equivalents outstanding as of immediately prior to the Effective Time.
“Closing Transaction Expenses” means the Transaction Expenses, as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date; provided, however, that any Transaction Expenses incurred on the Closing Date on or before the Closing (e.g., success-based fees, legal fees, etc.) will be deemed outstanding and unpaid as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date.
“Closing Underpayment” shall have the meaning set forth in Section 2.7(d).
“Closing Working Capital” means the Working Capital, as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” shall have the meaning set forth in the Recitals.
“Common Stock Equivalent” means any option, warrant, right, or similar security exercisable into, exchangeable for, or convertible to Common Stock.
“Company” shall have the meaning set forth in the Preamble.
“Company 401(k) Plan” shall have the meaning set forth in Section 5.9.
“Company Data” means all data contained in the systems, databases, files or other Records of the Company and all other information and data compilations used by the Company, whether or not in electronic form, including Personal Information.
“Company Employee Plans” shall have the meaning set forth in Section 3.19(a).
“Company Employees” shall have the meaning set forth in Section 6.3(a).
“Company Entities” means the Company and each of its Subsidiaries and “Company Entity” means any one of the foregoing.
“Company Indemnitee” shall have the meaning set forth in Section 5.7(a).
“Company Insurance Policies” shall have the meaning set forth in Section 3.16.
“Company Securities” shall have the meaning set forth in Section 3.5(b).
“Competition Filings” shall have the meaning set forth in Section 5.4(a).
“Confidentiality Agreement” shall have the meaning set forth in Section 5.5.
“Contracts” means all express binding contracts, agreements, bonds, notes, indentures, mortgages, debt instruments, licenses, sublicenses, purchase orders, franchises, leases, subleases, or other instruments of any kind, whether written or oral, to which a Person is a party.
“Copyrights” means all works of authorship (including Software) and all rights of any kind or nature therein, including copyrights, moral rights, and mask work rights, whether registered or unregistered and whether arising under the Laws of the United States or any other jurisdiction anywhere in the world, and all registrations and applications for registration with respect thereto.
“Counsel” shall have the meaning set forth in Section 11.13(d).
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to the CARES Act.
“Current Assets” means the total consolidated current assets of the Company Entities, as determined in accordance with the Accounting Principles, but excluding any Income Tax assets.
“Current Liabilities” means the total consolidated current liabilities of the Company Entities, as determined in accordance with the Accounting Principles, but excluding any Income Tax liabilities.
“D&O Tail Policy” shall have the meaning set forth in Section 5.7(b).

“Data Partners” shall have the meaning set forth in Section 3.28(a).
“Data Protection Requirements” shall have the meaning set forth in Section 3.28(a).
“Data Room” means the electronic data room established by the Company or its Representatives in connection with the transactions contemplated by this Agreement to which Buyer had continuous access (other than due to routine or immaterial service outages) during the period beginning ten (10) Business Days prior to the date of this Agreement.
“Deal Communications” shall have the meaning set forth in Section 11.13(d).
“Debt Commitment Letter” shall have the meaning set forth in Section 4.5(a).
“Debt Financing” shall have the meaning set forth in Section 4.5(a).
“Debt Financing Sources” shall mean the Persons, including the lenders, financial institutions, institutional investors, agents, underwriters, commitment parties, arrangers and other financing sources, that commit to provide, arrange, or underwrite any Debt Financing or Alternative Financing, or otherwise have entered into a Debt Commitment Letter in connection with the Debt Financing or any Alternative Financing, including the parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, their respective Affiliates and their and their Affiliates’ members, managers, directors, officers, employees, agents and Representatives and the successors and permitted assigns of the foregoing.
“Delivered” means (a) delivered to Buyer or its Representatives or (b) posted at least one (1) Business Day prior to the date of this Agreement (and not subsequently removed or modified prior to the date hereof) in the Data Room, a full and complete list of which has been delivered to Buyer or its Representatives on the date hereof.
“Determination Date” shall have the meaning set forth in Section 2.7(c).
“Disclosure Schedules” means the disclosure schedules to this Agreement.
“DGCL” means the Delaware General Corporation Law, as amended.
“Effective Time” shall have the meaning set forth in Section 2.2.
“Environmental Laws” means all Laws concerning pollution or protection of the environment or human health or safety in relation to exposure to Hazardous Substances, including all such Laws relating to the emission, discharge, release or threatened release of any Hazardous Substances into the environment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity that would be considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.
“Escrow Agent” means Citibank, N.A. or any replacement escrow agent thereafter designated pursuant to the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement to be entered into among Buyer, Sellers and the Escrow Agent, in the Escrow Agent's standard form with such modifications as may be mutually agreed in good faith by Buyer, the Company and the Escrow Agent.
“Estimated Adjustment Amount” means Estimated Net Working Capital minus Target Working Capital plus Estimated Closing Cash minus Estimated Closing Indebtedness minus Estimated Transaction Expenses. For the avoidance of doubt, the Estimated Adjustment Amount may be positive or negative.
“Estimated Closing Cash” shall have the meaning set forth in Section 2.7(a).

“Estimated Closing Indebtedness” shall have the meaning set forth in Section 2.7(a).
“Estimated Closing Statement” shall have the meaning set forth in Section 2.7(a).
“Estimated Net Working Capital” shall have the meaning set forth in Section 2.7(a).
“Exhibit” means the exhibits to this Agreement.
“Final Adjustment Amount” means Final Closing Net Working Capital minus Target Working Capital plus Final Closing Cash minus Final Closing Indebtedness minus Final Transaction Expenses. For the avoidance of doubt, the Final Adjustment Amount may be positive or negative.
“Final Closing Cash” shall have the meaning set forth in Section 2.7(c).
“Final Closing Indebtedness” shall have the meaning set forth in Section 2.7(c).
“Final Closing Net Working Capital” shall have the meaning set forth in Section 2.7(c).
“Financial Statements” shall have the meaning set forth in Section 3.7.
“Foreign Competition Laws” shall have the meaning set forth in Section 3.3.
“Fraud” means a Person’s actual and intentional fraud (as opposed to imputed or constructive fraud) under Delaware Law in the making of any representation, warranty or covenant expressly set forth in this Agreement and/or the other Transaction Documents.
“Fundamental Representations” means the representations and warranties set forth in: Section 3.1 (Company Corporate Existence and Power), Section 3.2 (Company Corporate Authorization), Section 3.5 (Company Capitalization), Section 3.17 (Finders’ Fees), Section 4.1 (Legal Existence and Power), Section 4.2 (Legal Authorization), Section 4.8 (Finders’ Fees) and Section 4.9 (Operation of Merger Sub).
“GAAP” means generally accepted accounting principles as in effect in the United States of America, consistently applied.
“German VAT Dispute” means the current dispute by D&M Germany GmbH, an indirect wholly owned subsidiary of the Company, with the German tax authorities regarding the reimbursement of interest on VAT.
“Goodwin” shall have the meaning set forth in Section 11.13(a).
“Government Official” means, collectively, any officer, employee, official, representative, or any Person acting for or on behalf of any Governmental Authority or public international organization, any political party or official thereof, and any candidate for political office.
“Governmental Authority” means any federal, state, provincial, local, municipal, foreign or other governmental body or instrumentality, or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or Tax authority under or for the account of any of the foregoing, including any subdivisions of any of the foregoing.
“Hazardous Substance” means any material or substance that is listed, classified, or regulated as a “toxic substance,” “hazardous substance,” “hazardous waste,” “hazardous material,” “pollutant,” “contaminant,” or words of similar meaning or effect under any Environmental Law.
“HSR Act” shall have the meaning set forth in Section 3.3.
“Income Tax” means any Tax imposed on, or with reference to, net income or gross receipts.
“Income Tax Liability Accrual” means an amount equal to the aggregate unpaid Income Tax liabilities of the Company Entities for any taxable period or portion thereof (the amount of which will not be less than zero for any taxpayer in any jurisdiction for any taxable period or portion thereof except to the extent that there is an overpayment of such taxes made prior to the Closing in such jurisdiction for such taxable period or portion thereof) for jurisdictions in which any Company Entity filed an Income Tax Return for the last Tax year for which an Income Tax Return was due (taking into account any applicable extensions) and jurisdictions in which any Company Entity commenced activities after the end of such Tax year, separately calculated for each jurisdiction. The Income Tax Liability Accrual shall (i) include any Taxes payable by the Company Entities with respect to any income included pursuant to Section 965 of the Code and (ii) be determined by including in income for Pre-Closing Tax Periods any income includable by the Company Entities pursuant to Sections 951 and 951A of the Code with respect to Pre-Closing Tax Periods (determined, in the case of any CFC giving rise to such income whose taxable year includes but does not end on the Closing Date, as if such taxable year ended on the Closing Date without offsetting such income for such taxable year by any loss or other Tax attribute from a Pre-Closing Tax Period except to the extent such loss or other Tax attribute is available in taxable periods (or portions thereof) beginning after the Closing Date).
“Income Tax Return” means a Tax Return filed or required to be filed in connection with the determination, assessment or collection of any Income Tax or the administration of any Laws, regulations or administrative requirements relating to any such Tax.
“Indebtedness” of a Person means, without duplication, (a) any indebtedness of such Person for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money or extensions of credit, (b) all obligations to pay the deferred purchase price of equity, property or services in respect of which such Person is liable, including any “earnout”, non-compete, incentive or holdback payments or other similar arrangements, contingent or otherwise (other than trade payables or accruals incurred in the ordinary course, in each case, to the extent required to be recorded as such in accordance with GAAP), (c) any indebtedness evidenced by any note, bond, debenture or other debt security issued by such Person, (d) any indebtedness guaranteed in any manner by such Person, (e) any net obligations under swaps, hedges or similar instruments to the extent payable if terminate at the Closing (and for the avoidance of doubt, any such instruments in an asset position will be a reduction to Indebtedness), (f) obligations, contingent or otherwise, in respect of letters of credit, bankers acceptances, surety or performance bonds and the like, in each case, solely to the extent drawn, (g) the Income Tax Liability Accrual, (h) any Taxes unpaid as of the Closing Date that would have been due on or before the Closing Date but for the CARES Act, (i) the items set forth on Schedule 7 hereto, (j) the aggregate value of the amount of “excess parachute payments” that would not be deductible by Buyer to the extent that a waiver is not obtained for a “disqualified individual” for which a waiver of any payments pursuant to Section 280G is sought pursuant to Section 5.8 and (k) any accrued and unpaid interest on any of the foregoing obligations computed as though payment is being made in respect thereof on the applicable date.
“Independent Accountants” means the independent accounting or financial consulting firms of nationally recognized standing as Buyer and Sellers shall mutually agree upon.
“Intellectual Property Right” means any and all intellectual property rights of any kind or nature anywhere in the world, whether protected, created or arising under the Laws of the United States or any other jurisdiction anywhere in the world, including all rights arising from or associated with any of the following: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) mask works and industrial design rights and any applications for registration therefor; (f) rights in databases and data collections (including knowledge databases, customer lists and customer databases), whether registered or unregistered, and any applications for registration therefor; (g) rights in inventions (whether or not patentable) and improvements thereto; (h) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials, and (i) tangible embodiments of any and all of the foregoing.
“International Trade Laws” means any applicable (i) Sanctions; (ii) U.S. export control Laws (including, without limitation, the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws); (iii) Laws pertaining to imports and customs, including those administered by the U.S. Customs and Border Protection of the United States Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws; (iv) the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of the

Treasury and (v) export, import and customs Laws of other countries in which the Company Entities have conducted and/or currently conduct business.
“IT Systems” means all information technology systems, resources, Software, hardware, devices, networks, data, information and equipment, including all servers, workstations, routers, hubs, switches, data lines, desktop applications, server-based applications, mobile applications, cloud services, IP-connected platforms, dashboards, portals, services and products, files, databases and all data, information and Intellectual Property Rights associated therewith or otherwise Processed in connection therewith.
“knowledge” means (a) in the case of an individual, the actual knowledge of such individual and the knowledge which should have been acquired by such Person after reasonable due inquiry of such Person’s direct reports, (b) in the case of the Company, the actual knowledge of each of Kevin Duffy, Scott St. Clair, Kathi Cover, Eugene Goldberg, Andrew Stevens and Bart Muller, and the knowledge which should have been acquired by such Person after reasonable due inquiry of such Person’s direct reports, (c) in the case of Buyer, the actual knowledge of each of Joe Kiani, Micah Young, Tom McClenahan and Tao Levy, and the knowledge which should have been acquired by such Person after reasonable due inquiry of such Person’s direct reports and (d) in the case of any other Person that is not an individual, the actual knowledge of each of the chief executive officer and chief financial officer (or persons serving in similar capacities) of such Person and the knowledge which should have been acquired by such Person after reasonable due inquiry of such Person’s direct reports.
“Law” means any law, by-law, statute, regulation, ordinance, code, directive, decree, rule, Order, settlement or governmental requirement enacted, promulgated, entered into, or imposed by, any Governmental Authority (including, for the sake of clarity, common law) in effect on the date hereof.
“Lease Agreement” shall have the meaning set forth in Section 3.14(b).
“Leased Real Property” shall have the meaning set forth in Section 3.14(b).
“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed to any of the Company Entities or which are subject to a covenant not to assert in favor of a Company Entity.
“Liens” means all claims, charges, mortgages, security interests, liens, pledges and equitable interests.
“Material Adverse Effect” means any effect, change, single or series of events facts, occurrence, condition or circumstance (any such item, an “Effect”) that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the financial condition, business, assets or results of operations of the Company Entities, taken as a whole, excluding any effect resulting from (i) changes in GAAP or accounting requirements or principles or any change in applicable Law or the interpretation or enforcement thereof from and after the date of this Agreement, (ii) changes in the financial or securities markets or economic, regulatory or political conditions generally, whether globally, in the United States or in any of the other countries in which any Company Entity has operations or sales (including any changes in applicable Law or resulting from or arising in connection with any outbreak or escalation of war, terrorism or other conflict), (iii) changes or conditions generally affecting the industry in which the Company Entities operate, (iv) acts of war, sabotage or terrorism (or any escalation with respect thereto) or natural disasters, (v) the announcement, pendency or consummation of the transactions contemplated by this Agreement (including any loss of, or adverse change in, the relationship of any Company Entity with its employees, customers, distributors, partners or suppliers so resulting,), (vi) any failure by the Company Entities to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (vi) shall not prevent Buyer from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect), (vii) any action taken (or omitted to be taken) at the request or with the written consent of Buyer, in and of itself, or (viii) actual or threatened epidemic or pandemic spread of an infectious disease in the United States or elsewhere in the world (including COVID-19), any global health conditions, and any changes in applicable Laws by any Governmental Authority newly enacted for, relating to or arising out of efforts to address any epidemic or pandemic spread of an infectious disease in the United States or elsewhere in the world (including COVID-19), including any quarantine or similar directive; provided, that (A) with respect to items (i)

through (iv) and (viii), a material adverse effect resulting from any such Effect shall not be excluded from the definition of “Material Adverse Effect” hereunder to the extent that there is a material and disproportionate effect, individually or in the aggregate, on the Company Entities as compared to other participants in the industry or geographic areas in which the Company Entities conduct business, and (B) with respect to the foregoing clause (v), an Effect described therein shall not be excluded from the definition of “Material Adverse Effect” hereunder to the extent that such Effect resulted from the inaccuracy of any representation or warranty the subject matter of which is the effect of the announcement, pendency or consummation of the transactions contemplated by this Agreement (e.g. Section 3.4 (Noncontravention)), or (b) the ability of any Company Entity or Seller to perform their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement.
“Material Contracts” shall have the meaning set forth in Section 3.11(a).
“Material Suppliers” shall have the meaning set forth in Section 3.23.
“Merger” shall have the meaning set forth in the Recitals.
“Merger Sub” shall have the meaning set forth in the Preamble.
“Net Working Capital” means Current Assets minus Current Liabilities.
“Non-Parties” shall have the meaning set forth in Section 11.12(d).
“Notice of Objection” shall have the meaning set forth in Section 2.7(c).
“Notices” shall have the meaning set forth in Section 11.3.
“Open Source Software” means any Software that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, and the Server Side Public License (SSPL)).
“Order” means any order, writ, judgment, injunction, decree, determination or award by any Governmental Authority.
“Ordinary Course of Business” means the Company’s or its Subsidiaries’ ordinary course of business, consistent with the Company’s or its Subsidiaries’ past practices. Notwithstanding anything to the contrary contained in this Agreement, any action or inaction taken by or failed to be taken by any Company Entity prior to the date hereof, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measure shall not be deemed to violate or breach this Agreement in any way, be deemed to constitute an action taken outside of the Ordinary Course of Business or serve as a basis for Buyer to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied.
“Organizational Documents” means: (a) the certificate of incorporation, articles of incorporation or articles of association and by-laws of any corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and operating agreement of any limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.
“Outside Date” means August 14, 2022.
“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by any of the Company Entities.
“Owned Real Property” shall have the meaning set forth in Section 3.14(b).

“Parallel Holdings” shall have the meaning set forth in the Preamble.
“Parties” means Buyer, the Company and, solely in its capacity as and solely to the extent applicable, the Seller Representative.
“Patents” means patents and patent applications worldwide of any kind or nature (including industrial designs and utility models), any rights in inventions (whether or not patentable) and improvements thereto, and any priority applications, renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions, confirmations, registrations, revalidations, additions, and substitutions relating to any of the patents and patent applications, as well as all related counterparts to such patents and patent applications, including foreign counterparts, wheresoever issued or pending anywhere in the world.
“Per Share Additional Merger Consideration” means the quotient obtained by dividing (i) the Additional Merger Consideration by (ii) the aggregate number of shares of Common Stock and Common Stock Equivalents outstanding as of immediately prior to the Effective Time.
“Per Share Preference Amount” means, in the case of the shares of Preferred Stock, the Preference Amount (as defined in the Charter) for each share of Preferred Stock, as specified on the Payment Schedule.
“Permitted Liens” means: (a) any Liens disclosed on the Base Balance Sheet or securing liabilities reflected on the Base Balance Sheet; (b) any Liens securing debt in connection with the credit facilities set forth on Schedule 3; (c) Liens for Taxes, assessments and similar charges that are not yet due or that may thereafter be paid without interest or penalty, or that are being contested in good faith by appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP; (d) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens, including statutory Liens that automatically arise under applicable Law, arising or incurred in the Ordinary Course of Business or that are not yet due and payable or are being contested in good faith by appropriate proceedings; (e) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (f) zoning, building and other similar codes and regulations; (g) any conditions that would be disclosed by a current, accurate survey or physical inspection; (h) Liens, easements, rights-of-way, covenants and other similar restrictions that have been placed by any developer, landlord or other Person on property over which any Company Entity has easement rights or on any property leased by any Company Entity and subordination or similar agreements relating thereto; (i) non-exclusive licenses to Intellectual Property Rights granted by the Company in the Ordinary Course of Business; or (j) other Liens set forth on Schedule 4.
“Permitted Removal” shall have the meaning set forth in Section 11.13(g).
“Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, limited liability company, unlimited liability company, group, Governmental Authority, and any other person or entity.
“Personal Information” means data and information subject to regulation under applicable Privacy Laws that: (a) whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with a natural Person, system or device (e.g., name, street address, telephone number, e-mail address, Social Security numbers, driver’s license number, passport number, credit card number, user or account number, IP addresses, credentials, device IDs, geographic location, platform, biometric information or transaction history, etc.); or (b) data or information considered “personal information,” “personally identifiable information”, “individually identifiable health information,” “protected health information,” “user data”, “customer data”, “sensitive data”, “individual data”, “personal financial information” or “personal data” (or similar term or terminology).
“Pre-Closing Tax Period” means any Taxable Period ending on or before the Closing Date and the portion of any Straddle Tax Period ending on and including the Closing Date.
“Preferred Stock” shall have the meaning set forth in the Recitals.

“Privacy Laws” means (a) all applicable Laws issued by any Governmental Authority as amended, consolidated, re-enacted or replaced from time to time, relating to the privacy, security, or Processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, Social Security number protection, Processing and security of payment card information, and email, text message, or telephone communications; and (b) to the extent applicable, the Payment Card Industry Data Security Standards.
“Privacy Policies” means each internal or external published policy, notice, and/or statement or documents relating to Personal Information, including privacy policies.
“Privileged Deal Communications” shall have the meaning set forth in Section 11.13(d).
“Pro Rata Portion” means, with respect to each Seller, the quotient (expressed as a percentage) obtained by dividing (a) the number of shares of Common Stock and Common Stock Equivalent held by such Seller as of immediately prior to the Effective Time divided by (b) the total number of shares of Common Stock and Common Stock Equivalent outstanding as of immediately prior to the Effective Time, as set forth opposite each such Seller’s name of the Payment Schedule.
“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Information.
“Proceeding” means any action, arbitration, claim, hearing, litigation or suit (whether civil, criminal, administrative or judicial, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.
“Product Liability Claims” shall have the meaning set forth in Section 3.26(b).
“R&W Policy” means a buyer-side representation and warranty insurance policy to be issued by the R&W Policy Insurer as set forth under Section 6.5.
“R&W Policy Insurer” means Euclid Transactional, LLC, as the primary insurer, and each of VALE Insurance Services, LLC, Liberty Surplus Insurance Corporation and Illinois Insurance Company as an excess insurer.
“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Recourse Theory” shall have the meaning set forth in Section 11.12(d).
“Related Party” shall have the meaning set forth in Section 11.12(d).
“Representative” means, as to any Person, such Person’s Affiliates and its and their directors, officers, employees, agents, mandataries, advisors (including financial advisors, counsel and accountants) and direct and indirect controlling Persons.
“Residual Communication” shall have the meaning set forth in Section 11.13(g).
“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including, but not limited to, the Office of Foreign Assets Control (“OFAC”) the U.S. Department of State, and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority with regulatory authority over the Company Entities.
“Sanctions Target” means any Person: (a) that is the subject or target of applicable blocking Sanctions; (b) named in any Sanctions-related list maintained by the U.S. Department of State; the U.S. Department of Commerce, including the Bureau of Industry and Security’s Entity List and Denied Persons List or the U.S. Department of the Treasury, including the OFAC Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions

Identifications List, and the Foreign Sanctions Evaders List, or any similar list maintained by the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority, as applicable to the Company Entities; (c) located, organized or resident in a country, territory or geographical region which is itself the subject or target of any territory-wide Sanctions (including, without limitation, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria); or (d) controlled or 50% or more owned, individually or in the aggregate, by any such Person or Persons described in the foregoing clauses (a)-(c).
“Section 280G” shall have the meaning set forth in Section 5.8.
“Security Incident” means any actual or reasonably suspected (i) breach of security or other unauthorized access to, or use of, or other compromise to, the integrity or availability of any IT Systems (including any of the Company’s IT Systems), (ii) unauthorized acquisition, interruption, modification, loss, theft, corruption, interference or unauthorized Processing of any data or information or (iii) compromise, intrusion, misuse, interference or unauthorized access to or use of any IT Systems, or any unauthorized Processing of any data or information hosted, stored on or accessed therefrom, including any ransomware attack, distributed denial-of-service attack or any other similar incident, in each instance, regardless of whether any such an incident or breach triggers any notice or reporting obligations under applicable Laws.
“Seller” means each of Viper Holdings and Viper Parallel and “Sellers” means, together, Viper Holdings and Viper Parallel.
“Seller Parties” shall have the meaning set forth in Section 11.13(a).
“Seller Representative” shall have the meaning set forth in the Preamble.
“Service Provider” means any current director, officer, employee, individual independent contractor or consultant of any Company Entity.
“Shares” shall have the meaning set forth in the Recitals.
“Software” means computer software, files, scripts, firmware, and programs in any form, including source code, executable form, and object code, and all related specifications, annotations, compilation instructions, and documentation.
“Solvent” shall have the meaning set forth in Section 4.5(b).
“Specified Debt” means the Closing Indebtedness set forth on Schedule 3 hereto.
“Straddle Tax Period” means any Taxable Period beginning on or before and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, trust or other entity of which fifty percent (50%) or more of the total voting power, whether by way of contract or otherwise, of shares of capital stock or other equity interests (including limited liability company or partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly (e.g., through another Subsidiary), by (a) such Person (b) such Person and one or more of its Subsidiaries, or (c) one or more Subsidiaries of such Person. For the avoidance of doubt, a Subsidiary of a Person includes direct and indirect Subsidiaries (e.g., a Subsidiary of a Subsidiary).
“Subsidiary Securities” shall have the meaning set forth in Section 3.6(b).
“Surviving Company” shall have the meaning set forth in Section 2.1.
“Target Working Capital” means $102,329,360.
“Tax” (including with correlative meaning the term “Taxes”) includes any income, earnings, profits, gross receipts, sales, use, ad valorem, value added, intangible, unitary, transfer, franchise, license, payroll, employment, estimated, excise, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs, duties, import and export, capital, corporate, goods and services, withholding, business, real or personal property, wage, severance, utility, social security or other similar taxes, fees, duties, assessments, or similar charges imposed by a Governmental Authority, in each case, in the nature of a tax, including any interest, penalties, or additions imposed with respect thereto or with respect to any failure to timely or properly file a Tax Return; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included, or required to be included, in any Tax Return relating thereto).
“Tax Return” means any return (including any information return), amended return, report, statement, schedule, notice, form, election, estimate or declaration of estimated Tax relating to or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax (including for the avoidance of doubt any IRS Form 1099, FinCEN Form 114, Form TD F 90-22.1 and any predecessor or successor forms thereto).
“Taxable Period” means a taxable year or any other period of time which forms the basis on which any periodic liability for Tax is determined under any applicable statute, rule or regulation.
“Trade Laws” shall have the meaning set forth in Section 3.23(b).
“Trade Secrets” means all proprietary or confidential information of any kind or nature, in whatever form and whether or not embodied in a tangible medium, including customer lists, concepts, ideas, methods, processes, inventions (whether or not patentable), know-how, methodologies, designs, plans, schematics, devices, bill of materials, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, models, data, databases, and marketing materials, and all rights of any kind or nature therein, whether arising under the Laws of the United States or any state or territory thereof or any other jurisdiction anywhere in the world.
“Trademarks” means trademarks, trade names, corporate names, business names, trade styles, service marks, service names, logos, slogans, 800 numbers, domain names, URLs, social media accounts, and other source or business identifiers and general intangibles of like nature, together with all rights of any kind or nature therein and all goodwill associated therewith, whether registered or unregistered and whether arising under the Laws of the United States or any state or territory thereof or any other jurisdiction anywhere in the world, and registrations and applications for registration with respect to any of the foregoing.
“Transaction Documents” means this Agreement, the Escrow Agreement, the Restrictive Covenant Agreements and each other agreement or document referred to in this Agreement or to be executed in connection with any of the transactions contemplated by this Agreement, excluding the Debt Commitment Letter and any definitive documents relating to the Debt Financing.
“Transaction Expenses” means the sum of (a) all third party fees and expenses incurred and payable by a Company Entity as of the Closing in connection with the preparation, negotiation, execution, delivery and performance of the transactions contemplated by this Agreement or consideration of any other similar transaction, including any fees and expenses of legal counsel, financial advisors, consultants, investment bankers, brokers and accountants of any Company Entity; (b) any bonus paid in connection with the transactions contemplated by this Agreement and any payroll or similar Taxes payable by any Company Entity in connection therewith or with the exercise, payout or cancellation of any equity interests of any Company Entity (for the avoidance of doubt, any bonus, severance or change of control payment or benefit (or similar payment obligation) triggered by any action by Buyer or any of its Affiliates shall not be included in the calculation of Transaction Expenses); (c) fifty percent (50%) of the costs, fees, expenses and premiums for any D&O Tail Policy; (d) fifty percent (50%) of the costs, fees, expenses and premiums of the R&W Policy (not to exceed $2,052,500 in the aggregate); (e) fifty percent (50%) of all the fees required to be paid to the Escrow Agent; and fifty percent (50%) of any Transfer Taxes; provided, that, for the avoidance of doubt, Transaction Expenses shall not include any amounts included in Closing Indebtedness or Closing Working Capital.

“Transaction Tax Deductions” means any Tax deductions relating to (a) any pay down or satisfaction of Indebtedness, (b) the payment or incurrence of any Transaction Expenses, including 70% of any success based fees pursuant to an election under Revenue Procedure 2011-29, 2011-18 IRB, (c) any and all transaction-related bonuses and other compensatory payments in connection with the consummation of the transactions contemplated by this Agreement that are included in Indebtedness or Transaction Expenses and (d) any other deductible payments attributable to the transactions contemplated by this Agreement economically borne by Sellers.
“Transfer Taxes” has the meaning set forth in Section 6.2(d).
“Treasury Regulations” means the Treasury Regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal Tax statutes.
“Unresolved Items” shall have the meaning set forth in Section 2.7(c).
“Viper Holdings” shall have the meaning set forth in the Preamble.
“Waived Section 280G Payments” shall have the meaning set forth in Section 5.7(b).
“Working Capital” means the Current Assets minus the Current Liabilities, calculated in accordance with the Accounting Principles.
Section 1.2    Construction.
(a)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
(b)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or paragraph hereof. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The use of “or” is not intended to be exclusive unless expressly indicated otherwise.
(c)Except as otherwise indicated, all references in this Agreement to Sections, Schedules, and Exhibits are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.
(d)Any capitalized terms used in any Disclosure Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any reference to $ in this Agreement shall mean U.S. dollars.
(e)Any reference to any Law will be deemed also to refer to such Law and all rules and regulations promulgated thereunder, in each case as amended, modified, codified, replaced or reenacted, in whole or in part.
ARTICLE 2
THE MERGER; CLOSING
Section 2.1    The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, with (a) the separate corporate existence of Merger Sub thereupon ceasing and (b) the Company surviving the Merger as a wholly-owned subsidiary of Buyer (the Company, as the surviving corporation after the Effective Time, is sometimes referred to herein as the “Surviving Company”)
Section 2.2    Filing of the Certificate of Merger; Effective Time. At the Closing, subject to the satisfaction or waiver of the conditions specified in Article 7 and Article 8, (a) the Company will execute a certificate of merger in substantially the form of Exhibit F (the “Certificate of Merger”) in accordance with the

DGCL and (b) the Company and Merger Sub will, and Buyer will cause the Merger Sub to, cause such executed Certificate of Merger to be filed with the Secretary of State of the State of Delaware and the Merger will be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed in writing by Buyer and the Company and specified therein (the “Effective Time”).
Section 2.3    Closing. The closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the fifth (5th) Business Day) after all of the conditions set forth in Article 7 and Article 8 (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or, if permissible, waived by the Party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the Parties (the “Closing Date”). Notwithstanding the foregoing, except to the extent mutually agreed in writing by Buyer and the Company, the Parties shall not be required to effect the Closing prior to the forty-fifth (45th) day following the date hereof; provided that, in the event that Closing is to occur during the last month of any fiscal quarter of Buyer, Buyer may extend the Closing Date to the first Business Day of the following month. The Closing shall take place through the execution and exchange, via .pdf copies of originally signed documents, of the documents and agreements contemplated herein, or at such other place as agreed to by the Parties. The Closing will be effective as of 12:01 a.m. Eastern Time on the Closing Date.
Section 2.4    Effect of the Merger; Further Assurances.
(a)The Merger will have the effects provided in this Agreement, the Certificate of Merger and in the DGCL. If, at any time after the Effective Time, the Surviving Company determines that any further documents or acts are necessary to vest in the Surviving Company the title to any properties, rights, privileges, powers or franchises of the Company acquired in the Merger or to otherwise carry out the purposes of this Agreement, the Surviving Company and its officers and directors will execute and deliver all such documents and do all such acts, and the officers and directors of the Surviving Company shall be fully authorized in the name of the Surviving Company or otherwise to take any and all such action after the Effective Time solely for the purposes set forth in this Section 2.4.
(b)The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be substantially in the form attached hereto as Exhibit G, which shall become the certificate of incorporation of the Surviving Company as of the Effective Time, until thereafter amended as provided by the DGCL and by the terms of such certificate of incorporation. Immediately following the Effective Time, the board of directors of the Surviving Company shall adopt bylaws of the Surviving Company that conform to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and the terms of the certificate of incorporation of the Surviving Company and of such bylaws. Notwithstanding the foregoing, the name of the Surviving Company shall be “Viper Holdings Corporation” and the certificate of incorporation and bylaws of the Surviving Company shall so provide.
(c)The directors of Merger Sub in office immediately prior to the Effective Time will be the directors of the Surviving Corporation until their respective successors are duly elected and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Company, their earlier resignation or removal, or as otherwise provided by applicable Law.
(d)The officers of the Company in office immediately prior to the Effective Time will be the officers of the Surviving Company until their successors are duly elected and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Company, their earlier resignation or removal, or as otherwise provided by applicable Law.
Section 2.5    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or Sellers:
(a)Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one (1) validly issued, fully paid and non‑assessable share of common stock, $0.001 par value per share, of the Surviving Company.

(b)Each share of Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Preferred Stock cancelled pursuant to Section 2.5(d)) shall be cancelled and extinguished and be converted into the right of the holder thereof to receive, subject to the terms of Section 2.6(a)(ii), an amount in cash, without interest, equal to the applicable Per Share Preference Amount.
(c)Each share of Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock cancelled pursuant to Section 2.5(d)) shall be cancelled and extinguished and shall be converted into the right of the holder thereof to receive, subject to the terms of Section 2.6(a)(ii), (i) an amount in cash, without interest, equal to the Closing Per Share Amount, and (ii) a contingent right to receive payment of the Per Share Additional Merger Consideration.
(d)Each share of Preferred Stock or Common Stock held in the treasury of the Company and each share of Preferred Stock or Common Stock owned or held, directly or indirectly, by the Company or Buyer or any of their respective Subsidiaries immediately prior to the Effective Time will be cancelled and retired and will cease to exist without any conversion thereof and no payment of cash or any other consideration will be made with respect thereto.
Section 2.6    Payments.
(a)At the Closing, Buyer shall pay, or shall cause to have been paid, the following amounts by wire transfer of immediately available funds:
(i)on behalf of Sellers and the Company, to the Persons entitled thereto, all amounts required to be paid to satisfy the Specified Debt in accordance with the instructions contained in the applicable payoff letters;
(ii)to each Seller that has executed and delivered to Buyer prior to or at the Closing a letter of transmittal in substantially the form attached hereto as Exhibit H (the “Letter of Transmittal”), the amount payable to such Seller pursuant to Section 2.5(b) and Section 2.5(c)(i) and as set forth in the Payment Schedule delivered to Buyer pursuant to Section 2.7 (provided, however, that the aggregate amount payable pursuant this Section 2.6(a)(ii) shall not exceed the Aggregate Purchase Price (without taking into account clauses (iii) and (iv) of the definition thereof));
(iii) on behalf of Sellers and the Company, to the Persons entitled thereto which have provided final invoices, reflecting all amounts incurred through the Closing Date, all of the Estimated Transaction Expenses; and
(iv) to the Escrow Agent, the Adjustment Escrow Amount by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent. The Adjustment Escrow Amount shall be held by the Escrow Agent in the Adjustment Escrow Fund solely for purposes of adjustments pursuant to Section 2.7. The administration of the Adjustment Escrow Fund shall be governed by the terms of the Escrow Agreement and this Agreement. Any disbursements to be made out of the Adjustment Escrow Fund to Buyer or Sellers shall be made by wire transfer of immediately available funds pursuant to instructions delivered in accordance with this Agreement and the Escrow Agreement.
Section 2.7    Closing Statement.
(a)At least four (4) Business Days prior to the Closing Date, the Company shall deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth (i) the Company’s good faith estimate of (A) Closing Working Capital (“Estimated Net Working Capital”), (B) the Closing Cash (“Estimated Closing Cash”), (C) the Closing Indebtedness (the “Estimated Closing Indebtedness”) and (D) the Closing Transaction Expenses (the “Estimated Transaction Expenses”), (ii) the Company’s good faith calculation of the Estimated Adjustment Amount and (iii) a schedule showing (I) the amounts to be paid to each Seller on the Closing Date in accordance with the Charter and as provided in Section 2.5(b) and Section 2.5(c), (II) the Per Share Preference Amount, (III) the Closing Per Share Amount and (IV) each Seller’s Pro Rata Portion (the “Payment Schedule”), together with any information that Buyer has reasonably requested to verify the amounts reflected in the Estimated Closing Statement. The Estimated Closing Statement shall be prepared in a manner consistent with the Accounting Principles and the definitions within this Agreement.
(b)On or before the date that is ninety (90) calendar days following the Closing Date, Buyer or its designee shall prepare, or cause to be prepared, and deliver to Sellers a written statement (the “Buyer Closing Statement”) setting forth (i) a good faith calculation of (A) Closing Working Capital (“Buyer Closing Net Working Capital”), (B) the Closing Cash (“Buyer Closing Cash”), (C) the Closing Indebtedness (the “Buyer Closing Indebtedness”) and (D) the Closing Transaction Expenses (the “Buyer Transaction Expenses”) and (ii) Buyer’s good faith calculation of the Final Adjustment Amount, together with any information that Sellers have reasonably requested to verify the amounts reflected in the Buyer Closing Statement. The Buyer Closing Statement shall be prepared in accordance with the Accounting Principles and the definitions within this Agreement.
(c)Until the earlier of (x) the determination of Final Closing Net Working Capital, Final Closing Cash and Final Closing Indebtedness in accordance with this Section 2.7(c) and (y) such time that the Unresolved Items are submitted to the Independent Accountants, Buyer will provide, and cause the Company and each Subsidiary to provide, the Seller Representative with reasonable access (during normal business hours and upon reasonable prior notice) to (i) the books, Records, facilities, advisors and employees of the Company Entities, and (ii) the financial and other information of the Company Entities, in each case, to the extent reasonably necessary for the Seller Representative to evaluate the Buyer Closing Statement. The Seller Representative may dispute the calculation of Buyer Closing Net Working Capital, Buyer Closing Cash, Buyer Closing Indebtedness or Buyer Transaction Expenses by notifying Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement (a “Notice of Objection”), within sixty (60) calendar days after the Seller Representative’s receipt of the Buyer Closing Statement. To the extent not set forth in the Notice of Objection, the Seller Representative shall be deemed to have agreed with Buyer’s calculation of all other items and amounts contained in the Buyer Closing Statement. In the event that the Seller Representative does not provide a Notice of Objection within such sixty (60) calendar day period, the Seller Representative shall be deemed to have accepted the Buyer Closing Statement delivered by Buyer and Buyer’s calculation of Buyer Closing Net Working Capital, Buyer Closing Cash, Buyer Closing Indebtedness and Buyer Transaction Expenses set forth therein, which shall then be final, binding and conclusive for all purposes hereunder. In the event any Notice of Objection is timely provided, Buyer and the Seller Representative shall use their commercially reasonable efforts for a period of thirty (30) calendar days (or such longer period as they may agree in writing) to resolve any disagreements set forth in the Notice of Objection. If Buyer and the Seller Representative are unable to resolve such items in dispute (the “Unresolved Items”) by the end of such period then, at any time thereafter, either the Seller Representative or Buyer may require that the Independent Accountants resolve the Unresolved Items. For the avoidance of doubt, the Independent Accountants shall only resolve the Unresolved Items and not any disagreements that have been resolved by Buyer and the Seller Representative. Buyer and the Seller Representative shall instruct the Independent Accountants to determine as promptly as practicable, and in any event within thirty (30) calendar days of the date on which such dispute is referred to the Independent Accountants, based solely on the provisions of this Agreement and the written and oral presentations by the Seller Representative and Buyer, and not on an independent review, whether and to what extent (if any) the calculations of Closing Working Capital, Closing Cash, Closing Indebtedness and/or Closing Transaction Expenses require adjustment; provided, that in resolving any Unresolved Item, the Independent Accountants (A) may not assign a value to any item greater than the greatest value for such item claimed by Buyer or the Seller Representative or less than the smallest value for such item claimed by either Buyer or the Seller Representative and (B) may not take oral testimony from the Buyer, the Seller Representative or any other Person. The Independent Accountants will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total Unresolved Items as originally submitted to the Independent Accountants. For example, should the Unresolved Items total in amount to $1,000 and the Independent Accountants awards $600 in favor of Sellers’ position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs of its review would be borne by the Sellers’ Representative (on behalf of Sellers). The determination of the Independent Accountants shall be set forth in a written statement delivered to the Seller Representative and Buyer and shall be final, conclusive and binding on the Buyer and Sellers. The date on which Closing Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Expenses are finally determined in accordance with this Section

2.7(c) is hereinafter referred to as the “Determination Date.” The Closing Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Expenses, each as finally determined in accordance with this Section 2.7(c), shall be referred to as the “Final Closing Net Working Capital,” “Final Closing Cash,” “Final Closing Indebtedness” and “Final Transaction Expenses” respectively.
(d)If the Final Adjustment Amount is greater than the Estimated Adjustment Amount, then within five (5) Business Days after the Determination Date, (i) Buyer shall pay an amount in cash equal to the Final Adjustment Amount minus the Estimated Adjustment Amount (the “Closing Underpayment”) to Sellers, pro rata in accordance with their respective Pro Rata Portions and the instructions delivered to Buyer prior to such payment, by delivery of immediately available funds, and (ii) Buyer and the Seller Representative shall deliver joint written instructions to the Escrow Agent to release to Sellers, pro rata in accordance with their respective Pro Rata Portions, all funds available in the Adjustment Escrow Fund; provided, however, that (x) in no event shall the amount payable by Buyer to Sellers pursuant to the foregoing clause (i) of this Section 2.7(d) exceed an amount equal to the Adjustment Escrow Amount.
(e)If the Final Adjustment Amount is less than the Estimated Adjustment Amount, then within five (5) Business Days after the Determination Date, Buyer and the Seller Representative shall deliver joint written instructions to the Escrow Agent to (i) release to the Company from the Adjustment Escrow Fund an amount of cash equal to the lesser of (x) the Estimated Adjustment Amount minus the Final Adjustment Amount and (y) the amount available in the Adjustment Escrow Fund and (ii) release to Sellers any remaining funds in the Adjustment Escrow Fund. Notwithstanding anything herein to the contrary, Buyer agrees that its sole recourse in respect of any amount payable pursuant to this Section 2.7(e) shall be the right to seek payment from the Adjustment Escrow Fund up to the Adjustment Escrow Amount in accordance with the terms of this Agreement and the Escrow Agreement, and Buyer shall have no right to seek payment directly from Sellers in respect of such amount or to set-off any other amounts that became payable to Sellers pursuant to this Agreement.
(f)The Parties agree and acknowledge that any payment pursuant to Section 2.7(d) or Section 2.7(e) above will be treated by the Parties as an adjustment to the Aggregate Purchase Price.
Section 2.8    Withholding. Notwithstanding anything to the contrary in this Agreement, Buyer, the Company, or their designees shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any Taxes or other amounts required under the Code or any other applicable Law to be deducted and withheld; provided, that Buyer shall provide written notice to the Seller Representative of any such withholding at least fifteen (15) days prior to the Closing Date. To the extent that any such amounts are so deducted or withheld and are remitted to the applicable Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Prior to Closing, each person entitled to payment under this Agreement shall provide to Buyer a duly executed IRS Form W-9 or applicable IRS Form W-8.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Disclosure Schedules delivered to Buyer by the Company simultaneously with the execution of this Agreement, the Company represents and warrants to Buyer the following matters.
Section 3.1    Corporate Existence and Power. The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has requisite corporate power and authority and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The copies of the Company’s Organizational Documents, each as amended to date and each heretofore Delivered, are complete and correct, and no amendments thereto are pending.
Section 3.2    Corporate Authorization. The board of directors of the Company has duly adopted resolutions pursuant to which the board of directors (i) approved and authorized the execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party, (ii) approved the consummation of the Merger, (iii) determined that the execution and delivery of this Agreement, the other Transaction Documents to which it is or will be a party, and the consummation of the Merger is advisable and in the best interests of the Sellers, (iv) recommended that Sellers approve this Agreement and the Merger and (v) directed that this Agreement and the Merger be submitted to Sellers for their approval. Such resolutions have not been rescinded or modified and are in full force and effect. This Agreement constitutes, and each Transaction Document to which the Company is or will be a party will (when executed by the other parties thereto) constitute, a valid and binding agreement of the Company, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.
Section 3.3    Governmental Authorization. Except as set forth in Section 3.3 of the Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (a) any required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (c) any filings, notices, petitions, statements, submissions of information, applications or other documents required under any applicable foreign antitrust, competition or trade regulation Laws (“Foreign Competition Laws”) and (d) any such action or filing as to which the failure to make or obtain would not reasonably be expected to be material to the Company Entities.
Section 3.4    Noncontravention. Except as set forth in Section 3.4 of the Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement or any other Transaction Document and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the Organizational Documents of any Company Entity, (b) assuming compliance with the matters referred to in Section 3.3, violate any applicable Law, (c) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Company Entity or to a loss of any benefit to which any Company Entity is entitled under any provision of any Material Contract or (d) result in the creation or imposition of any Lien on any asset of any Company Entity, except for any Permitted Liens, with such exceptions, in the case of clauses (b) and (c), as would not reasonably be expected to be material to the Company Entities.
Section 3.5    Capitalization.
(a)The authorized capital stock of the Company consists of 38,000,000 shares of Common Stock and 70,000,000 shares of Preferred Stock. As of the date hereof, there are outstanding 37,270,369 shares of Common Stock and 41,269,841 shares of Preferred Stock.
(b)All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable, and have not been issued in violation of any preemptive or similar rights under the Organizational Documents of the Company or any applicable Law. Other than the shares of Common Stock and Preferred Stock held by Sellers set forth on Exhibit A, there are no outstanding shares of capital stock or voting securities of the Company, and there are no (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (ii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i) and (ii) above being referred to collectively as the “Company Securities”). There are no outstanding obligations of any Company Entity to repurchase, redeem or otherwise acquire any Company Securities. Following the Effective Time, Buyer shall directly or indirectly own all of the Company Securities, free of any Liens.
Section 3.6    Subsidiaries.
(a)Each Subsidiary is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate or other powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to be material to the Company Entities or impair the ability of the Parties to perform its obligations hereunder. All Subsidiaries and their respective jurisdictions of organization are identified in Section 3.6(a) of the Disclosure Schedules.
(b)Except as set forth in Section 3.6(b) of the Disclosure Schedules, all of the outstanding capital stock or other voting securities of each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien. There are no outstanding (i) securities of any Company Entity convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary or (ii) options or other rights to acquire from any Company Entity, or other obligation of any Company Entity to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary, other than the rights of Buyer pursuant to this Agreement (the items in clauses (i) and (ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of any Company Entity to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.
(c)All outstanding Subsidiary Securities have been duly authorized and validly issued and are fully paid and (to the extent applicable) non-assessable, and have not been issued in violation of any preemptive or similar rights under the Organizational Documents of the applicable Subsidiary or any applicable Law.
Section 3.7    Financial Statements.
(a)Section 3.7 of the Disclosure Schedules contains the following financial statements of DEI Holdings, Inc. (the “Financial Statements”): (i) the audited consolidated balance sheet as of March 31, 2020 and March 31, 2021 and the related audited consolidated statement of operations for the year then ended; and (ii) the unaudited interim consolidated balance sheet as of November 30, 2021 (such date, the “Balance Sheet Date” and such balance sheet, the “Base Balance Sheet”) and the related unaudited interim consolidated statement of operations for the eight (8) months ended November 30, 2021 of the DEI Holdings, Inc. (the “Interim Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position of the Company Entities as of the dates thereof and their consolidated results of operations for the periods then ended in accordance with GAAP, except that the Interim Financial Statements are subject to normal year-end adjustments.
(b)All material accounts and notes, and other receivables of the Company Entities are reflected properly on their books and records, are valid receivables arising from bona fide transactions entered into by a Company Entity involving the sale of goods or the rendering of services in the Ordinary Course of Business subject to no setoffs or counterclaims, and are current and collectible subject to the reserve for bad debts set forth on the Base Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company Entities (provided, that nothing in this Section 3.7(c) shall be deemed a guarantee of collectability of such accounts receivable). The material accounts payable and accruals of the Company Entities have arisen in bona fide arm’s-length transactions in the Ordinary Course of Business, and each Company Entity has been paying its accounts payable as and when due.
(c)Except as set forth on Section 3.7(c) of the Disclosure Schedules, the Company Entities have established and maintained and, for the past three years, (or, with respect to any Company Entity acquired directly or indirectly by the Company after February 15, 2019, since the date of acquisition of such Company Entity), have maintained in all material respects, a system of internal accounting controls sufficient to reasonably ensure (i) the reliability of financial reporting and the preparation of the financial statements of the Company Entities and (ii) that (A) all transactions are executed in accordance with management’s general or specific authorizations; (B) all transactions are recorded when and as necessary to maintain asset accountability and to permit preparation of financial statements in conformity with GAAP applied using the same accounting practices, policies, principles and methodologies, with consistent classifications, judgments and valuation and estimation accrual methodologies, used in the preparation of the Financial Statements; and (C) all accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
Section 3.8    Absence of Changes. Except as set forth in Section 3.8 of the Disclosure Schedules, since the Balance Sheet Date through the date of this Agreement, (a) the business of the Company Entities has been conducted in the Ordinary Course of Business, (b) there has not been any event, occurrence, development or state of circumstances or facts that would reasonably be expected to have a Material Adverse Effect, (c) none of the Company Entities has taken any actions or omitted to take any action that, if taken or omitted to be taken after the date of this Agreement, would be expressly prohibited by Section 5.1 or Section 5.2.
Section 3.9    No Undisclosed Liabilities. There are no material liabilities of any Company Entity of any nature whatsoever (whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued), other than: (i) liabilities provided for in the Base Balance Sheet or disclosed in the Financial Statements; (ii) liabilities disclosed in Section 3.9 of the Disclosure Schedules; (iii) liabilities incurred in connection with the transactions contemplated hereby or by any Transaction Document; and (iv) liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date and that did not arise from any breach of a Contract, tort, or violation of any Law.
Section 3.10    Transactions with Certain Persons. Section 3.10 of the Disclosure Schedules sets forth a complete list of all Contracts as of the date of this Agreement between any Seller and its Affiliates (other than the Company Entities), on the one hand, and the Company Entities, on the other hand, except for employment or consulting Contracts with any employee, officer or consultant of the Company Entities and any inter-company Contracts among any Company Entities.
Section 3.11    Material Contracts.
(a)Except for Contracts listed on Section 3.11(a) of the Disclosure Schedules, none of the Company Entities is a party to or bound by:
(i)any Lease Agreements;
(ii)any agreement for the purchase of materials, supplies, goods, services, equipment or other assets with a Material Supplier;
(iii)any sales, distribution or other similar agreement providing for the sale by any Company Entity of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the Company Entities of $5,000,000 or more;
(iv)any material partnership, joint venture or other similar agreement or arrangement (other than any joint development agreements);
(v)any agreement relating to the acquisition or disposition of any material assets or securities (whether by merger, sale of stock, sale of assets or otherwise) entered into in the past five (5) years;
(vi)any agreement relating to (A) Indebtedness for borrowed money or (B) the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), other than, in each case, any agreement for intercompany Indebtedness among the Company Entities;
(vii)any agreement that materially limits the freedom of any Company Entity to compete in any line of business or with any Person or in any area or containing a “most favored nation” or similar provision, providing minimum purchase or sale obligations of any Company Entity or requiring the purchase of a minimum quantity of a particular product or service from any Person;
(viii)any collective bargaining agreement or other similar Contract with any labor union, works council or similar employee group representative;
(ix)any Contract providing for the employment or engagement of any current employee on a full-time, part-time, consulting or other basis, the performance of which mandates payment of base compensation in excess of $200,000 annually;
(x)any agreement with any Governmental Authority;

(xi)any agreement under which any Company Entity has made advances or loans to any other Person (excluding trade credit provided in the Ordinary Course of Business);
(xii)any agreement with an Affiliate, including, without limitation, any severance, retention or change of control agreements or arrangements in connection with the transactions contemplated by this Agreement, but expressly excluding employment or consulting Contracts with any employee, officer or consultant of the Company Entities;
(xiii)any agreement involving the resolution, compromise or settlement of any actual or threatened Proceeding, the performance of which would or would reasonably be expected to involve payments by any Company Entity in excess of $250,000, and which has not been fully performed as of the date hereof;
(xiv)any Contract that contains any provision pursuant to which the Company is obligated to material indemnify or make any indemnification payments to any Person, other than with respect to standard terms and conditions of Contracts entered into in the Ordinary Course of Business;
(xv)any agreement that grants any Person other than the Company Entities any rights of first refusal, rights of first offer, rights of first negotiation, or similar rights;
(xvi)any other agreement, commitment, arrangement or plan not made in the Ordinary Course of Business that is material to the Company Entities, taken as a whole.
All Contracts included (or required to be included) on Section 3.11(a) of the Disclosure Schedules or Section 3.15(a)(ii) of the Disclosure Schedules are referred to as the “Material Contracts.”
(b)Except as set forth in Section 3.11(b) of the Disclosure Schedules, each Material Contract is a valid, enforceable and binding agreement of the Company Entity that is party to such agreement and is in full force and effect, and no Company Entity is in material default or material breach in any respect under the terms of any such Material Contract, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a material breach or material default by the Company Entity of, or which would give rise to any material right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any material obligation under, any such Material Contract, and, to the knowledge of the Company, no other party thereto is in material breach or material default in any respect under the terms of any such Material Contract and no event has occurred which with the giving of notice or the passage of time or both would constitute a breach or default by any other party, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by the Company Entity under, or in any manner release any party thereto from any obligation under, any such Material Contract. As of the date hereof, the Company has not received written notice that any counterparty to any such agreement intends to exercise any change of control provision or any other provisions for cancellation or termination which may be triggered by the transaction contemplated by this Agreement.
Section 3.12    Litigation. Except as described in Section 3.12 of the Disclosure Schedules, there is, and during the last three (3) years has been, no material Proceeding pending or, to the knowledge of the Company, threatened against any Company Entity, any of their respective properties or any current or former officer, employee or director of the Company, in such his or her capacity as an officer, employee or director of a Company Entity, before any Governmental Authority.
Section 3.13    Compliance With Law. Except as set forth in Section 3.13 of the Disclosure Schedules, none of the Company Entities is in violation of any applicable Law in any material respect. To the knowledge of the Company, none of the Company Entities are under investigation with respect to, and have not been threatened to be charged with or given notice of any violation of, any material applicable Law by any Governmental Authority at any time in the past three (3) years. There is no Order by any Governmental Authority outstanding against any of the Company Entities or: (a) any of their assets or properties; (b) to the knowledge of the Company, any of their present or former directors, officers or employees (in their capacities as such); or (c) that in any manner seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby, except, with respect to clauses (a) and (b), for any Orders that would not reasonably be expected to have a Material Adverse Effect.
Section 3.14    Properties.
(a)The Company Entities have good title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Base Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the Ordinary Course of Business or where the failure to have such good title or valid leasehold interests would not reasonably be expected to materially and adversely affect the Company Entities, taken as a whole. None of such property or assets is subject to any Lien, other than Permitted Liens and Liens set forth in Section 3.14(a) of the Disclosure Schedules or as specifically disclosed in the Base Balance Sheet.
(b)Section 3.14(b)(i) of the Disclosure Schedules sets forth a complete and correct list of all real property and interests in real property currently owned by any Company Entity (each, an “Owned Real Property”). Section 3.14(b)(ii) of the Disclosure Schedules sets forth a complete and correct list of all real property that is leased, subleased, licensed or otherwise occupied by any Company Entity (each, a “Leased Real Property”), including the agreement evidencing the applicable lease, sublease, license or other occupancy agreement, and any and all amendments, modifications, guaranties, subordination agreements, non-disturbance and attornment agreements, and side letters relating thereto, if any (each a “Lease Agreement”). All Lease Agreements are the valid, binding obligations of the Company Entities, as applicable, and, to the knowledge of the Company, of the other party or parties thereto. All Lease Agreements are in full force and effect, without penalty, acceleration, termination, default, breach or other adverse consequence on account of the execution, delivery or performance of this Agreement by the Company Entities, as applicable, and the consummation of the transactions contemplated hereby other than as set forth in Section 3.14(b)(iii) of the Disclosure Schedules. The Company Entities have performed all material obligations (including payment of all rent) required to be performed by them to date under each Lease Agreement. No Company Entity has received written notice of any material breach or material default under any Lease Agreement that remains uncured.
(c)Except as would not reasonably be expected to have a Material Adverse Effect, there are no structural, electrical, mechanical or other defects in any improvements located on any of the Owned Real Property or the Leased Real Property, and none of the Company Entities has received written notice of any pending, and, to the knowledge of the Company, there is no threatened, condemnation proceeding with respect to any of the Owned Real Property or the Leased Real Property. None of the Company Entities has received written notice of, or, to the knowledge of the Company, oral notice of, any zoning, ordinance, building, land use, fire or health code or other legal violation affecting such Owned Real Property or Leased Real Property, except as would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, all material improvements located on the Owned Real Property or the Leased Real Property are in sufficiently good condition and repair (ordinary wear and tear excepted) to allow the business of the Company Entities to be operated in the Ordinary Course of Business. The Company Entities have performed all material obligations arising out or in connection with the disposal of real estate assets and there are no future or undischarged liabilities in relation to any such disposal that would be material to the Company Entities. None of the Company Entities has leased or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof. None of the Company Entities is a party to any agreement or option to purchase any other real property or interest therein. None of the Owned Real Property is subject to any recorded or unrecorded monetary lien, mortgage, deed of trust or monetary encumbrance that will not be released as of the Closing.
Section 3.15    Intellectual Property.
(a)Section 3.15(a) of the Disclosure Schedules contains a list of (i) all registrations and applications for registration included in the Owned Intellectual Property Rights, including all domain names and social media accounts and handles (the “Registered Owned Intellectual Property”), and (ii) all Contracts (excluding licenses for commercial off the shelf IT Systems that are generally available on nondiscriminatory pricing terms for less than $50,000) to which any of the Company Entities is a party and pursuant to which (1) any of the Company Entities obtains a license, right to use, or covenant under any material Licensed Intellectual Property Rights, (2) any

Intellectual Property Rights are assigned to or from a Company Entity (other than assignments to a Company Entity under employment, consulting or independent contractor agreements with Service Providers entered into in the Ordinary Course of Business), or (3) any third party obtains a license, right to use, or covenant under any Owned Intellectual Property Rights (other than non-exclusive licenses granted by a Company Entity in the Ordinary Course of Business or to Service Providers for the sole purpose of performing services for a Company Entity). For each item of Registered Owned Intellectual Property, Section 3.15(a)(i) of the Disclosure Schedules specifies as to each, (x) the type of Intellectual Property of such item, (y) the jurisdictions in which each such item has been issued or registered (if applicable) or in which any such application for such issuance and registration has been filed (if applicable), and (z) any applicable registration or application number. Each item of Registered Owned Intellectual Property is subsisting and, to the extent registered or issued, valid and enforceable. All necessary registration, maintenance and renewal fees currently due in connection with all Registered Owned Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Owned Intellectual Property have been filed with the relevant Patent, Copyright, Trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Registered owned Intellectual Property.
(b)The Company Entities are the sole and exclusive owners of all Owned Intellectual Property Rights (including all Registered Owned Intellectual Property) and hold all right, title and interest of the Company Entities in and to all Owned Intellectual Property Rights free and clear of any Lien other than Permitted Liens. The Licensed Intellectual Property Rights and Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company Entities as currently conducted, except as would not reasonably be expected to be material to the Company Entities.
(c)None of the Owned Intellectual Property Rights are subject to any outstanding or pending Orders materially restricting (or having the potential to materially restrict) the use thereof by any of the Company Entities. The Company Entities have not in the past three (3) years received any written notice alleging the invalidity or unenforceability of any Owned Intellectual Property Rights, or challenging the scope, inventorship or ownership of any Owned Intellectual Property Rights, and no challenges, re-examinations, or interferences have been received by the Company with respect to any Registered Owned Intellectual Property.
(d)The operation of the business of the Company Entities (including the manufacture, use, marketing, and sale of the products and services of the Company Entities) has not in the past six (6) years and does not infringe, violate or misappropriate, the Intellectual Property Rights of any third party. There have in the past six (6) years been no, and there is no Proceeding pending or, to the knowledge of the Company threatened against any of the Company Entities alleging that any of the Company Entities have infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party, except as would not reasonably be expected to be material to the Company Entities.
(e)Except as set forth on Section 3.15(e) of the Disclosure Schedules, to the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right.
(f)All employees, consultants and contractors of the Company Entities that have been involved in the development of Intellectual Property Rights for or on behalf of the Company Entities or that have made material contributions to the Owned Intellectual Property Rights have executed an agreement with the applicable Company Entity that assigns to the Company or such Company Entity all rights, title and interest in and to any and all inventions, improvements, discoveries, writings and other works of authorship, and information relating to the business of the Company, and all Intellectual Property Rights of any kind or nature therein.
(g)The Company Entities have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property Rights of the Company Entities the value or usefulness of which to the Company Entities is contingent upon maintaining the confidentiality thereof. Without limiting the foregoing, the Company Entities have not permitted any Trade Secrets included in the Owned Intellectual Property Rights to be disclosed to any third party, except pursuant to written confidentiality obligations. No source code for any Software included in the Owned Intellectual Property Rights has been disclosed to any third party other than employees and contractors performing services for the Company Entities under obligations of confidentiality. There has been no unauthorized access to or use by any third party of any Trade Secrets included in the Owned Intellectual Property Rights.
(h)The consummation of the transactions contemplated herein shall not (i) give rise to the forfeiture or termination or give rise to a right of forfeiture or termination of or result in any loss of, or the diminishment in value of, any Owned Intellectual Property Rights or Licensed Intellectual Property Rights, (ii) result in the grant to any other Person of any right to, or with respect to, any of the Owned Intellectual Property Rights, or (iii) result in the disclosure of any source code for any Software included in the Owned Intellectual Property Rights to any third party.
(i)Section 3.15(i) of the Disclosure Schedules sets forth a complete and accurate list of all Open Source Software incorporated into the products of the Company Entity. No Open Source Software is or has been used by or on behalf of a Company Entity in a manner that does, or would reasonably be expected to, require that any Software included in the Owned Intellectual Property Rights be: (i) disclosed or distributed in source code form, or (ii) licensed or provided on a royalty-free basis or in a manner that would allow a third party to modify, make derivative works based on, decompile, disassemble, reverse engineer or otherwise access the source code of, such Software.
(j)All Software included in the Owned Intellectual Property Rights or otherwise incorporated into the products of the Company Entity is free of any material defects, bugs and errors and does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines designed to allow or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data, systems or other materials (collectively, “Contaminants”).
(k)The computer, information technology and data processing systems, facilities and services used by the Company Entities, including all applicable Software, hardware, networks, communications facilities, platforms and related systems and services (collectively, “Systems”), are sufficient for the existing and currently anticipated future needs of the business of the Company Entities. The Systems are maintained in good working condition. There are no substantial alterations, modifications or updates to the Systems intended or required for the continued operation of the business of the Company Entities. To the knowledge of the Company, the Systems are free of Contaminants. The Company Entities have implemented and maintained, consistent with customary industry practices and their obligations to third parties, security and other measures adequate to protect the Systems from unauthorized access, use or modification.
(l)All use by the Company Entities and by any licensee of the Trademarks included in the Owned Intellectual Property Rights has been subject to reasonable and adequate quality control, and the Company Entities have not conducted their respective businesses or used or enforced (or failed to use or enforce) any such Trademarks in a manner that could reasonably be expected to result in the abandonment, cancellation, or unenforceability, in any respect, of any such Trademarks.
Section 3.16    Insurance Coverage. Section 3.16 of the Disclosure Schedules sets forth a complete list, and the Company has Delivered to Buyer true and complete copies, of all material insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company Entities (the “Company Insurance Policies”). All such Company Insurance Policies are in full force and effect and shall remain in full force and effect in accordance with their respective terms immediately following the Closing, and such Company Insurance Policy, to the knowledge of the Company, (a) is provided by a financially solvent carrier and (b) has not in the past three (3) years been subject to any lapse in coverage except as disclosed on Section 3.16 of the Disclosure Schedules. Section 3.16 of the Disclosure Schedules also includes any pending claims in excess of $500,000 made by or on behalf of the Company under any of the Company Insurance Policies, including the amount incurred, the Company Insurance Policy under which the claim was made and the status of the claim. There are no material claims by any Company Entity pending under any Company Insurance Policies as to which coverage has been questioned, denied or disputed by the applicable underwriters thereof or in respect of which such underwriters have reserved their rights. During the past three (3) years, the Company has not been refused any insurance by, nor has coverage been limited by, any insurance carrier with which any Company Entity has carried insurance or any other insurance carrier to which any Company Entity has applied for insurance, and no insurer has issued a reservation of rights or denial of coverage for material claims or incidents which could give rise to a claim under any Company Insurance Policy. No Company Insurance Policy provides for any retrospective premium adjustment or other experience-based liability on the part of any Company Entity. With respect to each Company Insurance Policy, no Company Entity is in material breach or material default (including any breach or default with respect to the payment of premiums or the giving of notice of claims) and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or material default, or permit termination or modification, under any such policy. The Company has not been informed of a threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of the Company Insurance Policies, other than ordinary course notices of nonrenewal of policies which are expiring in accordance with their terms.
Section 3.17    Finders’ Fees. Except as set forth in Section 3.17 of the Disclosure Schedules, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Company Entity who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 3.18    Employees.
(a)The Company has delivered or made available to Buyer a list of all current employees of the Company Entities, including for each, as applicable and to the extent permitted by applicable Law: (i) date of hire, (ii) employee identification number, (iii) position or title, (iv) exempt or non-exempt status, (v) primary work location, (vi) active or inactive status, (vii) base salary or base hourly wage rate, (viii) target bonus rate and (ix) employing entity.
(b)None of the Company Entities is: (i) a party to or otherwise bound by any collective bargaining agreement with a labor union, labor organization, works council or similar employee representative body; (ii) to the knowledge of the Company, subject to an application or election regarding the acquiring of bargaining rights by any labor union, labor organization, works council or similar employee representative body; or (iii) the subject of any Proceeding asserting that it has committed an Unfair Labor Practice (as defined under the National Labor Relations Act or the equivalent thereof under applicable Law) or seeking to compel it to bargain with any labor union or labor organization works council or similar employee representative body (and no such Proceedings have occurred during the prior three (3) years). There is no pending or, to the Company’s knowledge, threatened, labor strike, dispute, walkout, work stoppage, slowdown or lockout involving any Company Entities and no such events have occurred during the prior three (3) years. The consent of or consultation with, or the rendering of formal advice by, any labor union, works council or other employee representative body is not required for the Company to enter into this Agreement or consummate any of the transactions contemplated hereby. Except as set forth on Section 3.18(b) of the Disclosure Schedule, to the Company’s knowledge, there is no Proceeding pending or threatened against the Company Entities relating to their respective employment practices.
(c)The Company Entities are, and during the prior three (3) years have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices.
(d)Except as would not result in material liability for any of the Company Entities, each of the Company Entities has, in respect of their current Service Providers, fully complied with all applicable contractual terms and conditions of service and timely paid all wages, salaries, bonuses, commissions, expense reimbursements, and other compensation that has come due and payable.
(e)During the past three (3) years, (i) to the knowledge of the Company, no allegations of harassment, discrimination or assault have been made by, against or otherwise involving any Company Employee at a level of vice-president or above in connection with such individual’s provision of services to a Company Entity, and (ii) in the past three (3) years, no Company Entity has entered into or is a party to any settlement agreement with any Person that involves allegations relating to harassment, discrimination or assault by any individual Service Provider.

Section 3.19    Employee Benefit Plans.
(a)The Company has listed in Section 3.19(a) of the Disclosure Schedules and Delivered copies of each material Company Employee Plan (other than Contracts for employment or independent contractor or consulting Contracts with Service Providers). For purposes of this Agreement, “Company Employee Plan” means a Benefit Plan which is maintained, administered or contributed to by the Company Entities (or pursuant to which a Company Entity has any obligation to contribute to or provide benefits under) and covers any current or former Service Provider, and all amendments thereto. With respect to each Company Employee Plan, the Company has made available to Buyer true and complete copies of each of the following, to the extent applicable: (i) all documents embodying or governing such Company Employee Plan and any funding requirements or medium for the Company Employee Plan; (ii) the most recent IRS determination or opinion letter or the local equivalent thereof; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) the last three years of non-discrimination testing results; and (vii) for the last three years all material filings and all non-routine correspondence to and from any Governmental Authority.
(b)None of the Company or any ERISA Affiliate sponsors, maintains, contributes to or is required to contribute to, or within the past six (6) years sponsored, maintained, contributed to or was required to contribute to, any Company Employee Plan subject to Title IV of ERISA, any “multiple employer plan” (within the meaning of Section 413(c) of the Code), or any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.
(c)None of the Company, any ERISA Affiliate and any predecessor thereof contributes to or is required to contribute to, or has in the past contributed to or been required to contribute to, any multiemployer plan, as defined in Section 3(37) of ERISA.
(d)Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, or with respect to a prototype plan or volume submitter plan, can rely on an opinion letter or advisory letter from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter, opinion letter or advisory letter should be revoked or not be reissued.
(e)Except as would not result in material liability to any of the Company Entities, all benefits, contributions, allowances and premiums required by and due under the terms of each Company Employee Plan have been paid or properly accrued in accordance with, applicable Law in all material respects. Each Company Employee Plan has been maintained in compliance in all material respects with its terms, funding requirements and applicable Law.
(f)Except as set forth in Section 3.19(f) of the Disclosure Schedules, neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event): (i) result in the payment to any current or former Service Provider of any money, benefit or other property; (ii) accelerate the vesting or payment of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any current or former Service Provider; or (iii) limit or restrict the ability of Buyer or its Affiliates (including, after the Closing, the Company Entities) to merge, amend or terminate any Company Employee Plan, in each case, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in Section 3.19(f) of the Disclosure Schedules, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code. Except as set forth in Section 3.19(f) of the Disclosure Schedules, none of the Company Entities has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, officer, director or individual consultant of any Company Entity for any tax incurred by such individual under Section 409A or 4999 of the Code or the local equivalent thereof.

(g)No Company Entity provides or has any obligation to provide health care or any other non-pension or retirement benefits to any Service Providers after their employment or engagement is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law or for a limited period of time following a termination of employment).
(h)Each Company Employee Plan that constitutes a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Employee Plan is, or to the Company’s knowledge, will be, subject to the penalties of Section 409A(a)(1) of the Code.
(i)All non-U.S. Company Employee Plans (i) are maintained primarily for the benefit of Company Employees outside of the United States, (ii) comply with applicable local Law in all material respects and if required to be registered have been registered with any applicable Governmental Authority and are in good standing with such Governmental Authority except as has not resulted in material liability to the Company Entities, (iii) except as set forth in Section 3.19(i) of the Disclosure Schedules, are fully funded, insured or book-reserved, as appropriate, based upon reasonable actuarial assumptions consistent with applicable Law, (iv) except as set forth in Section 3.19(i) of the Disclosure Schedules, are not subject to any pending or, to the knowledge of the Company, threatened action (and no such Proceedings have occurred during the prior three (3) years except as has not resulted in material liability to the Company Entities), and (v) except as set forth in Section 3.19 (i) of the Disclosure Schedules, are not defined benefit pension plans or multi-employer plans (as defined in ERISA, whether or not subject to ERISA) or similar arrangements, and (vi) except as set forth in Section 3.19(i) of the Disclosure Schedules no Company Entities have, nor are reasonably expected to have, any direct or indirect liability (contingent or otherwise) to any other pension plan (whether open or closed), retirement allowance scheme, mandatory provident fund or to provide an early retirement benefit (whether lump sum or otherwise) on redundancy or termination to any Company Employee based outside the United States.
Section 3.20    Environmental Matters.
(a)Except as set forth in Section 3.20(a) of the Disclosure Schedules, the Company Entities are, and have been for the three-year period prior to the Closing Date, in material compliance with all applicable Environmental Laws.
(b)Except as set forth in Section 3.20(b) of the Disclosure Schedules, the Company Entities possess and are, and have been for the three-year period prior to the Closing Date, in material compliance with all permits required under applicable Environmental Laws for their operations as currently conducted.
(c)Except as set forth in Section 3.20(c) of the Disclosure Schedules, (i) no Company Entity has received a written notice, claim, order, or request for information alleging that such Company Entity is in material violation of, or has material liability under, Environmental Laws, the subject of which remains unresolved; and (ii) there are no judicial, administrative or other Proceedings pending or, to the knowledge of the Company, threatened, alleging a violation of, or liability under, any Environmental Law by any Company Entity that has not been settled, dismissed or otherwise resolved.
(d)Except as set forth in Section 3.20(d) of the Disclosure Schedules, there has been no release of any Hazardous Substance at any Owned Real Property or, to the knowledge of the Company, any Leased Real Property that has resulted in or would reasonably be expected to result in any material liability of any Company Entity under applicable Environmental Law.
(e)Except under the Lease Agreements, no Company Entity has contractually assumed, or agreed to provide an indemnity with respect to, any material liability of any other Person arising under Environmental Laws.
(f)Neither this Agreement nor the transactions contemplated by this Agreement will result in any obligation pursuant to any Environmental Laws for site investigation or cleanup, or notification to, or consent of, a Governmental Authority.

(g)The Company has Delivered to Buyer copies of all material environmental audits, assessments and reports relating to the Company Entities’ past or current operations, properties or facilities, which, in each case, are in the possession or reasonable control of the Company Entities.
(h)The representations and warranties in this Section 3.20 are the exclusive representations or warranties made by the Company with respect to Environmental Laws, Hazardous Substances, or any other environmental matters.
Section 3.21    Tax Matters.
(a)The Company Entities have timely filed or caused to be filed all income and other material Tax Returns required to be filed by them, and all such Tax Returns are accurate and complete in all material respects. Each Company Entity has timely paid all Taxes required to be paid by it or with respect to its operations or assets, whether or not shown on any Tax Return.
(b)Other than German VAT Dispute, no dispute, action, audit or claim by a Governmental Authority is now pending or threatened in writing against or with respect to the Company Entities with regard to any material Tax. No Company Entity has received from any Governmental Authority any (i) written notice indicating an intent to open an audit or other review with respect to Taxes, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax. All Tax deficiencies that have been claimed, proposed, or asserted by any Governmental Authority against any Company Entity have been fully paid or finally settled.
(c)None of the Company Entities (i) has been a member of an affiliated group filing a consolidated income Tax Return or analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law (an “Affiliated Group”) (other than a group the common parent of which was the Company) or (ii) has any liability for Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by any contract, or otherwise or (iii) has ever been a party to any joint venture, partnership or other arrangement that is treated as a partnership for Tax purposes.
(d)The aggregate unpaid Taxes of the Company Entities (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Base Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time through the end of the Closing Date in accordance with the past custom and practice of the Company Entities in preparing their financial statements and accruing for Tax liabilities.
(e)Each Company Entity has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any current or former Service Provider, equity interest holder, or other third party, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.
(f)Each Company Entity has timely and properly collected all sales, use, value-added, and similar Taxes, and has timely and properly remitted such amounts to the appropriate Governmental Authority. Each Company Entity has properly requested, received, and retained all necessary resale certificates, exemption certificates, and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes.
(g)No claim has ever been made by an authority in a jurisdiction where any Company Entity does not file Tax Returns that Company Entity may be subject to taxation by that jurisdiction.
(h)No Company Entity will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or the use of a cash or an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction as described in Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign Income Tax Law) or excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign Income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) deferred revenue or prepaid or deposit amount received on or prior to the Closing Date; (vi) income inclusion pursuant to Sections 951 or 951A of the Code with respect to any interest held in a “controlled foreign corporation,” as that term is defined in Section 957 of the Code (a “CFC”) on or before the Closing Date; or (vii) “minimum gain chargeback” provision with respect to “minimum gain” for periods (or portions of periods) ending on or prior to the Closing Date pursuant to Subchapter K of the Code. No Company Entity is required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code. No Company Entity has deferred any obligation to pay Taxes pursuant to the CARES Act.
(i)The U.S. federal income Tax classification of each Company Entity and any entity classification elections made therefor on Form 8832 (Entity Classification Election) are set forth on Section 3.21(i) of the Disclosure Schedule.
(j)No Company Entity is party to any Tax allocation, Tax sharing, Tax distribution, Tax indemnification or Tax gross-up agreement or arrangement.
(k)None of the Company Entities has entered into a written agreement waiving or extending any statute of limitations in respect of any due and unpaid material Tax with respect to any of the Company Entities.
(l)During the past three (3) years, none of the Company Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(m)There are no Liens for Taxes on any of the assets of the Company Entities other than Permitted Liens.
(n)None of the Company Entities has participated in any “listed transaction” as defined in Section 6707A(c)(2) of the Code.
This Section 3.21 and Section 3.19 contain the sole and exclusive representations and warranties of the Company with respect to Taxes. The Company make no representation or warranty in this Section 3.21 or otherwise as to the amount of, or as to the existence or non-existence of limitations (or the extent of any such limitations) on, the tax attributes of the Company Entities, including without limitations, asset basis, net operating loss carry forwards or foreign tax credit carryforwards.
Section 3.22    Debt. As of the date hereof, none of the Company Entities has any Indebtedness other than intercompany Indebtedness between the Company Entities or pursuant to the agreements listed in Section 3.22(a) of the Disclosure Schedules. None of the Company Entities has any Liens other than Permitted Liens and Liens set forth on in Section 3.22(b) of the Disclosure Schedules.
Section 3.23    Customers and Suppliers.
(a)Section 3.23(a) of the Disclosure Schedules sets forth the top ten (10) customers of the Company, as measured by the dollar amount of aggregate revenue generated by the Company in respect of such customer during the twelve months ended December 31, 2021 (the “Material Customers”). Other than as set forth in Section 3.23(a) of the Disclosure Schedules, for the past three (3) years, none of the Company Entities has received any written notice or threat of termination from any of the Material Customers or any written indication from any Material Customers that it intends to materially decrease the amount or frequency or materially and adversely change the terms of business that it does with such Company Entity.
(b)Section 3.23(b) of the Disclosure Schedules sets forth the top ten (10) suppliers of finished goods to the Company based on the aggregate payments made to such supplier during the twelve months ended December 31, 2021 (the “Material Suppliers”). Other than as set forth in Section 3.23 of the Disclosure Schedules, for the past three (3) years, none of the Company Entities has received any written notice or threat of termination from any of the Material Suppliers or any written indication from any Material Supplier that it intends to materially decrease the amount or frequency or materially and adversely change the terms of business that it does with such Company Entity.
Section 3.24    Trade Control Laws. The Company Entities are, and in the last five (5) years have been, in material compliance with International Trade Laws. The Company Entities have not received written or, to the knowledge of the Company, oral notice of any Proceeding against them with respect to International Trade Laws from any Governmental Authority at any time during the past five (5) years. None of the Company Entities, their directors or officers, nor, to the knowledge of the Company, any of its Affiliates, employees or agents is a Sanctions Target.
Section 3.25    Anti-Corruption Laws.
(a)In the last five (5) years, neither the Company nor any of its Subsidiaries nor the Company’s directors, officers, employees or, to the knowledge of the Company, agents or any other Person authorized to act on behalf of the Company or its Subsidiaries in connection with the business of any Company Entity have, directly or indirectly, taken any act that would cause the Company or any of its Subsidiaries to be in violation of applicable Anti-Corruption Laws, including any act in furtherance of an offer or payment, or promise, authorization or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant, or other thing of value, however characterized) to any Government Official or any Person to secure any improper advantage or to obtain or retain business. Neither the Company, nor any of its Subsidiaries nor any of their respective officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to Anti-Corruption Laws.
(b)The Company and its Subsidiaries comply and have at all times in the past five (5) years complied with all applicable Anti-Corruption Laws in any material respect. Without limiting the generality of the foregoing, (i) none of the Company Entities has violated, or is in violation, in any material respect, of the U.S. Anti-Kickback Statute (42 U.S.C. Section 1302a-7(b)), the Federal False Claims Act (31 U.S.C. Sections 3729, et seq.) or any Law of similar force and effect, and (ii) there has been no use or authorization of money or anything of value relating to any unlawful payment, secret or unrecorded fund or any false or fictitious entries made in the books and records of the Company or any of its Subsidiaries relating to the same.
(c)Neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company, any agent or any other Person authorized to act on behalf of the Company or any of its Subsidiaries in connection with the business of any Company Entity, has employed or retained, directly or indirectly, a Government Official or a family member of a Government Official. No Government Official has, directly or indirectly, the right to control or any beneficial interest in the Company.
(d)The Company and its Subsidiaries maintain, and have maintained, compliance policies, procedures, and internal controls reasonably calculated to promote compliance with applicable Anti-Corruption Laws.
Section 3.26    Product and Service Warranties and Product Liability.
(a)To the knowledge of the Company, for the past three (3) years, each service provided or product manufactured, sold or delivered by any Company Entity has been in conformity in all material respects with all service or product specifications and all applicable Laws. No products manufactured, sold or delivered by the Company are subject to any guaranty, warranty or other indemnity by a Company Entity beyond the applicable standard terms and conditions of sale with respect thereto which, in each case, that have been Delivered to Buyer. To the knowledge of the Company, for the past three (3) years, no Company Entity has had any material liability in connection with the provision of products or services for breach of warranty other than for warranty obligations reserved in the Base Balance Sheet or incurred after the Balance Sheet Date in the Ordinary Course of Business.
(b)Except as described in Section 3.26(b) of the Disclosure Schedules, there is no, and to the knowledge of the Company, there is no reasonable basis for, any material Proceeding or material governmental charge (public or private) by or before any Governmental Authority pending or, to the knowledge of the Company, threatened in writing, against any Company Entity, relating to the Company’s product and service warranties or arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, delivered, sold or installed, or any services rendered, by or on behalf of any Company Entity (“Product Liability Claims”) nor has any Company Entity been subject to any such Product Liability Claims in the past three (3) years.
Section 3.27    Bank Account. Section 3.27 of the Disclosure Schedules contains a true, complete and accurate list of each bank or financial institution in which the Company has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or to having signatory power or access thereto.
Section 3.28    Data Privacy & Cybersecurity.
(a)The Company complies in material respects with, and has for the past four (4) years complied in material respects with: (i) all Privacy Laws, (ii) all Privacy Policies applicable to the Company and (iii) all contractual commitments, including any terms of use, that the Company has entered into with respect to the Processing of Personal Information (collectively, the “Data Protection Requirements”). To the Company’s knowledge, its material vendors, processors, or other third parties that have been engaged by Company to Process Personal Information collected by and/or Processed by or for the Company (collectively, “Data Partners”) comply in material respects with, and have for the past four (4) years complied in material respects with all Privacy Laws applicable to their Processing of Personal Information on behalf of the Company. Where required by Privacy Policies and/or any applicable Privacy Laws, the Company has at all times presented a Privacy Policy to individuals prior to the collection of any Personal Information from such individuals, and all Privacy Policies are and have at all times been materially accurate, consistent and complete and have not been misleading or deceptive (including by omission).
(b)The execution, delivery, and performance of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation or breach of any Data Protection Requirements; (ii) require the consent of or provision of notice to any material number of Persons concerning such Persons’ Personal Information; (iii) give rise to any material right of termination or other right to materially impair or limit Buyer’s or the Company’s rights to own and Process any Personal Information used in or materially necessary for the operation of the Company’s businesses; or (iv) otherwise materially impact the transfer of Personal Information to Buyer, except, in the case of clauses (iii) and (iv), to the extent resulting from the identity of Buyer or facts or attributes of Buyer, its Subsidiaries or their respective businesses.
(c)The Company routinely (i) engages in due diligence of its Data Partners before allowing them to access, receive, or Process Personal Information and (ii) audits such Data Partners’ compliance with their commitments with respect to the Data Protection Requirements. The Company has valid and enforceable agreements in place with all Data partners that comply in all material respects with applicable Data Protection Requirements.
(d)The Company has implemented and maintains, and has for the last three (3) years maintained, administrative, technical, physical and organizational safeguards, including industry standard security measures, plans, procedures, controls, programs and a written information security program, that are designed to: (i) protect and maintain the security of any Company Data and to protect such Company Data against any accidental, unlawful or unauthorized Security Incident; and (ii) identify and address internal and external risks to the privacy and security of Personal Information in the Company’s possession or control.
(e)None of the Company nor, to the Company’s knowledge, any Data Partners (in relation to any Personal Information processed for or on behalf of the Company) has: (i) experienced a Security Incident; (ii) has been required pursuant to any applicable Privacy Laws to notify customers, consumers, employees, Governmental Authority, or any other Person of any Security Incident; (iii) been the subject of any inquiry, investigation or enforcement Proceeding of any Governmental Authority with respect to compliance with any Privacy Law; or (iv) received any notice, request, claim, complaint, correspondence or other communication from any Governmental Authority or other Person relating to any Security Incident or violation of any Privacy Law.

(f)The Company maintains insurance coverage containing industry standard policy terms and limits that are reasonable to respond to the risk of liability relating to any unauthorized Processing of Company Data, a Security Incident, or any violation of Privacy Laws, and no claims have been made under such insurance policy(ies).
(g)To the extent required, the Company is and has been in material compliance with the Payment Card Industry Data Security Standards and the related card brand rules and requirements in any Contracts between the Company, on the one hand, and the Company’s payment processor and/or acquiring bank, on the other hand.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB
Buyer and Merger Sub represent and warrant, jointly and severally to the Company the following matters.
Section 4.1    Legal Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Buyer and Merger Sub has all legal powers and authority and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.
Section 4.2    Legal Authorization. Each of Buyer and Merger Sub has full corporate power and authority to enter into this Agreement and each other Transaction Document to which it is or will be a party and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer and Merger Sub of this Agreement and each Transaction Document to which Buyer and/or Merger Sub is or will be a party and the consummation of the transactions contemplated hereby are within Buyer’s and Merger Sub’s, as applicable, corporate powers and have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub. This Agreement constitutes, and each Transaction Document to which Buyer and/or Merger Sub is or will be a party will (when executed by the other parties thereto) constitute, a valid and binding agreement of Buyer and/or Merger Sub, as applicable, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity. Buyer, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the Merger. No other vote of the holders of any class or series of capital stock of Buyer or Merger Sub is required to adopt this Agreement and approve the Merger.
Section 4.3    Governmental Authorization. The execution, delivery and performance by each of Buyer and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority by Buyer or Merger Sub other than (a) any required filings under the HSR Act, (b) any filings, notices, petitions, statements, submissions of information, applications or other documents required under any applicable Foreign Competition Laws, (c) compliance with regulatory approvals, if any; (d) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (e) any such action or filing as to which the failure to make or obtain would not reasonably be expected to have a material adverse effect on Buyer’s or Merger Sub’s ability to perform its obligations under this Agreement.
Section 4.4    Noncontravention. The execution, delivery and performance by each of Buyer and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate the Organizational Documents of Buyer or Merger Sub, as applicable, or (b) assuming compliance with the matters referred to in Section 4.3, violate any applicable Law, with such exceptions, in the case of this clause (b), as would not reasonably be expected to have a material and adverse effect on Buyer’s or Merger Sub’s ability to perform its obligations under this Agreement.
Section 4.5    Payment of Purchase Price; Solvency.
(a)Buyer has delivered to the Company true, correct and complete copy of an executed debt commitment letter, dated as of the date hereof, among Buyer and the Debt Financing Sources party thereto, and fee letters associated therewith (provided, that provisions in any fee letter related to fees and commercially sensitive economic terms and “market flex” provisions, none of which (i) impose or permit the imposition of any different or additional conditions, or expand or modify or permit the expansion or modification of any of the existing conditions, to the consummation of the Debt Financing on the Closing Date or (ii) would or would reasonably be expected to reduce the aggregate amount of the Debt Financing available to Buyer on the Closing Date below the amount necessary, together with cash on hand of the Buyer, to fund Buyer’s Payment Obligation or affect the availability of the full amount of the Debt Financing on the Closing Date necessary, together with cash on hand of the Buyer, to fund Buyer’s Payment Obligations, may be redacted) (such commitment letter and related term sheets, including all exhibits, schedules and annexes, and each such fee letter, collectively, the “Debt Commitment Letter”) to provide, subject to the terms and solely subject to the conditions therein, debt financing in the aggregate amount set forth therein (being collectively referred to as the “Debt Financing”). As of the date hereof, the Debt Commitment Letter has not been amended or modified, and no provision thereof has been waived, and no such amendment, modification or waiver is contemplated or pending, and, to the knowledge of Buyer, the respective obligations and commitments contained in the Debt Commitment Letter have not been withdrawn, terminated or rescinded in any respect. Buyer has fully paid any and all commitment fees or other fees in connection with the Debt Commitment Letter that are payable on or prior to the date of this Agreement. The net proceeds contemplated to be provided on the Closing Date under the Debt Commitment Letter will in the aggregate be sufficient to enable Buyer to satisfy its payment obligations arising under Section 2.3 on the Closing Date (“Buyer’s Payment Obligation”) when taken together with cash on hand of Buyer. The Debt Commitment Letter is in full force and effect as of the date of this Agreement and constitutes the legal, valid and binding obligations of the parties thereto (other than the Debt Financing Sources) and, to the knowledge of Buyer, the Debt Financing Sources. As of the date hereof, neither Buyer nor, to Buyer’s knowledge, any Debt Financing Source named therein, is in breach of any of the terms or conditions set forth in the Debt Commitment Letter, and no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under the Debt Commitment Letter on the part of Buyer or, to the knowledge of Buyer, any other parties thereto. The Debt Commitment Letter constitutes the entire and complete agreement among the parties thereto with respect to the transactions contemplated thereby and, except as expressly set forth in the Debt Commitment Letter, (A) there are no conditions precedent to the obligation of the Debt Financing Sources to fund the Debt Financing in an amount necessary, together with cash on hand of the Buyer, to fund the Buyer’s Payment Obligations, and (B) there are no contractual contingencies or other provisions under any agreement (including any side letters, arrangements, understandings or other agreements (written or oral)) relating that would permit the Debt Financing Sources to reduce the total amount of the Debt Financing below the amount necessary, together with cash on hand of the Buyer, to fund the Buyer’s Payment Obligation or impose any different or additional conditions, or expand or modify any of the existing conditions, to the availability of all or any portion of the Debt Financing necessary, together with cash on hand of the Buyer, to fund the Buyer’s Payment Obligations. As of the date hereof, Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it in the Debt Commitment Letter on or prior to the Closing Date, nor does Buyer have knowledge as of the date hereof that any of the Debt Financing Sources will not perform their funding obligations under the Debt Commitment Letter in accordance with its terms. Buyer has fully paid any commitment fees or other fees or amounts due and payable on or prior to the date of this Agreement pursuant to the terms of the Debt Commitment Letter. Each of Buyer and Merger Sub acknowledges and agrees that its obligations under this Agreement, including its obligations to consummate the Closing, are not contingent upon its receipt of financing of any kind.
(b)Neither Buyer nor Merger Sub is entering into the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors. At and immediately after the Closing, and after giving effect to the transactions contemplated hereby, Buyer will be Solvent (as hereinafter defined). Immediately after giving effect to the transactions contemplated by this Agreement, Buyer will have adequate capital to carry on its respective businesses. For the purposes herein, “Solvent” means, with respect to any Person, that: (i) the property of such Person, at a present fair saleable valuation, exceeds the sum of its debts (including contingent and unliquidated debts); (ii) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured; (iii) such Person has adequate capital to carry on its business; and (iv) such Person does not intend or believe it will incur debts beyond its ability to pay as such debts mature. For purposes of this definition, (A) “debt” means liability on a “claim” and (B) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured liabilities.
Section 4.6    Purchase for Investment. Buyer (a) is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, (b) is acquiring the Shares for its own account and for the purpose of investment and not with a view to distribution or resale thereof and (c) acknowledges that (i) such Shares have not been registered under the Securities Act of 1933, as amended, or any state securities Laws, (ii) there is no public market for such Shares and there can be no assurance that a public market will develop, and (iii) it must bear the economic risk of its investment in such Shares for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of such Shares.
Section 4.7    Litigation. There is no Proceeding pending against Buyer or Merger Sub before any Governmental Authority which in any manner challenges or seeks to, or could otherwise reasonably be expected to, prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
Section 4.8    Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or Merger Sub or any of their respective Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 4.9    Operation of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with its organization and formation, its execution and delivery of this Agreement and the other Transaction Documents to which it is a party and its performance of its obligations hereunder and thereunder or in furtherance of the Merger. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, directly or indirectly owned by Buyer.
Section 4.10    Investigation by Buyer. Buyer is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of businesses such as the business of the Company Entities as contemplated hereunder. Buyer has undertaken such investigation and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, each Buyer and Merger Sub acknowledges that (a) none of Sellers, the Company or any of their respective Subsidiaries, nor any of their respective Representatives, makes any representation or warranty with respect to (i) any projections, estimates or budgets Delivered to Buyer or any of its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company Entities and their respective businesses or (ii) any other information or documents Delivered to Buyer or any of its Representatives with respect to any Seller, the Company and their respective Subsidiaries or businesses, except as expressly set forth in Article 3 of this Agreement and (b) neither Buyer nor Merger Sub has relied and will not rely upon any of the information described in subclauses (i) and (ii) of clause (a) above in executing, delivering and performing this Agreement and the transactions contemplated hereby or any other information, representation or warranty except those representations or warranties set forth in Article 3 of this Agreement in negotiating, discussing, executing, delivering and performing this Agreement and the transactions contemplated hereby.
ARTICLE 5
COVENANTS
Section 5.1    Affirmative Covenants of the Company. The Company hereby covenants and agrees that, from the date hereof through and including the Closing, unless otherwise expressly required by this Agreement, consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or, to the extent not permitted pursuant to express terms of Section 5.2 and Buyer does not consent with respect thereto, the Company shall, and shall cause each of its Subsidiaries to:
(a)operate its business in the Ordinary Course of Business;
(b)use commercially reasonable efforts to preserve intact its business organizations and goodwill of, keep available the services of its officers in the Ordinary Course of Business and maintain its relationships with those Persons having business relationships with it on the date of this Agreement;
(c)use commercially reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted;
(d)use commercially reasonable efforts to obtain the (i) consents, approvals, authorizations, clearances, exceptions, agreements, waivers or similar affirmations (each, a “Consent”) of Governmental Authorities to consummate the transactions contemplated by this Agreement, (ii) those Consents with respect to the transfer or assignment of Material Contracts, and (iii) those Consents, notices, estoppels and other customary real property deliverables and similar instruments with respect to the transfer or assignment of leases with respect to Leased Real Property and Owned Real Property, in the case of each of clause (i), (ii) and (iii), that is set forth on Schedule 6 and in form and substance reasonably satisfactory to Buyer; provided that Buyer shall, and shall cause its Affiliates and Representatives, to use commercially reasonable efforts to cooperate with the Company in connection with obtaining any such Consents, including furnishing to third-parties and their respective counsel information reasonably requested by such third-parties regarding the transactions contemplated by this Agreement and the identity of Buyer; and
(e)cooperate with Buyer in its investigation of its business and its properties, to permit Buyer and its authorized representatives, at the sole cost of Buyer, during the Company Entities’ normal business hours, with reasonable prior written notice and subject to any restrictions contained in confidentiality agreements to which any of the Company Entities is subject, to (i) have reasonable access to the Company’s premises, personnel, books and records, financials and other information of the Company Entities, (ii) visit and visually inspect any of the Company Entities’ properties, including for the purposes of a Phase I Environmental Site Assessment (provided that any such environmental assessment shall not unreasonably disrupt the Company’s business operations), and (iii) discuss its affairs, finances and accounts with the Company Entities’ key employees, except, in each case and solely to the extent that such access or information is (A) privileged attorney-client communications or attorney work product or (B) information or materials required to be kept confidential by applicable Law, provided, however, that unless prohibited by applicable Law, the Company shall provide Buyer with notice of the withholding of any information pursuant to the foregoing clauses (A) and (B) and use its reasonable best efforts to identify and implement any reasonable alternative means to allow disclosure of such information or such access. The information provided pursuant to this Section 5.1 shall be used solely for the purpose of the transactions contemplated by this Agreement, and such information shall be kept confidential by Buyer in accordance with the terms and conditions of the Confidentiality Agreement.
Notwithstanding the foregoing, it shall not be a breach of this Section 5.1 to the extent any Company Entity is prohibited from taking an action because the consent of Buyer is required for such Company Entity to take such action pursuant to Section 5.2 and Buyer withholds or delays such consent.
Section 5.2    Negative Covenants of the Company.
(a)Except as expressly required by this Agreement and except as set forth in Section 5.2 of the Disclosure Schedules, or otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Closing, the Company shall not, and shall cause its Subsidiaries to not, do any of the following:
(i)(A) grant or increase the amount of any severance payable to (or amend any existing arrangement with) any director, officer or employee of the Company Entities, other than payments to employees upon termination in accordance with the written employment and severance agreements listed on Section 3.11 of the Disclosure Schedules pursuant to the terms in effect on the date of this Agreement, (B) increase benefits payable under any existing severance or termination pay policies or employment agreements, except such changes as may be required in order to comply with applicable Law, (C) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any Service Provider with annual base compensation of more than $200,000, (D) establish, adopt, amend (except as required by applicable Law) or terminate any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer, employee or other Service Provider of the Company Entities, (E) increase compensation, bonus or other benefits payable to any director, officer, employee or other Service Provider of the Company Entities (except for increases in salary and/or cash bonus opportunities for employees having annual salary of $150,000 or less in the Ordinary Course of Business) or (F) terminate (other than for cause or performance-related issues), furlough, or temporarily layoff any Service Provider with annual base compensation of more than $200,000;
(ii)(A) redeem, repurchase or otherwise reacquire any of its securities or obligations convertible into or exchangeable for any of its equity securities, or any options, warrants or conversion or other rights to acquire any of its securities or obligations, (B) effect any reorganization, recapitalization, distribution payable in equity securities, equity split or like change in its capitalization, or (C) split, combine, reclassify, reverse split, subdivide or amend the terms of any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, its equity securities;
(iii)issue, pledge, encumber, deliver, award, grant or sell, or agree to or authorize or propose the issuance, pledge, encumber delivery, award, grant or sale (including the grant of any encumbrances) of, any shares of any of its equity securities, any securities convertible into or exercisable or exchangeable for any such equity securities, or any rights, warrants or options to acquire, any such equity securities;
(iv)acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, (A) any Person, joint venture or any business organization or division thereof, (B) any rights, assets, or properties, other than (x) pursuant to existing contracts or commitments or (y) in the Ordinary Course of Business, or (C) any capital stock or equity interests of any Person;
(v)sell, lease, sublease exchange, mortgage, pledge, transfer, impair, or otherwise encumber or dispose of, or agree to sell, lease, sublease exchange, mortgage, pledge, transfer, impair or otherwise encumber or dispose of, any of its assets, other than (A) pursuant to existing contracts or commitments or (B) in the Ordinary Course of Business, and in each case, solely to the extent such asset has a value of less than $500,000;
(vi)propose or adopt any amendments to its Organizational Documents or take any steps towards dissolution or winding up of the Company Entities;
(vii)make any change in any of its methods of accounting or make any reclassification of assets or liabilities, except as may be required by a change in GAAP (including with respect to reserves, revenue recognition, inventory control, prepayment of expenses, timing for payments of accounts payable and collection of accounts receivable);
(viii)create or incur any Liens on any assets of the Company Entities, except (i) for Permitted Liens or (ii) in the Ordinary Course of Business;
(ix)incur, forgive, guarantee or modify any Indebtedness or enter into any other financial commitments, other than draws under revolving lines of credit under the existing credit agreements or in the Ordinary Course of Business;
(x)amend, modify or terminate any Material Contracts, or enter into any Contract that would have constituted a Material Contract had it been entered into on or prior to the date hereof, in each case, other than in the Ordinary Course of Business,

(xi)amend, modify, assign, sublease, supplement, terminate, waive or exercise any rights or seek remedies under any lease with respect to Owned Real Property, or enter into any contract that if it had been entered into prior to the date hereof would have been a lease with respect to the Owned Real Property, in each case, other than in the Ordinary Course of Business;
(xii)make or change any Tax election or change any method of tax accounting; settle or compromise any Tax liability or claim; file any amended material Tax return; enter into any closing agreement relating to any Tax; agree to an extension of a statute of limitations with respect to a Tax liability; surrender any right to claim a Tax refund; prepare any material Tax Return in a manner materially inconsistent with past practice; file any Tax Return in a jurisdiction where such Company Entity did not file a Tax Return of the same type in the immediately preceding Tax period; or file a claim for refund of Taxes;
(xiii)permit the lapse of any existing insurance policy relating to the business or assets of the Company Entities;
(xiv)terminate, amend or fail to renew or preserve any material permit;
(xv)commence any legal Proceeding other than (A)(1) in the Ordinary Course of Business and (2) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business or result in a loss of rights of substantial value, provided that it consults with the Buyer prior to the filing or commencement of such a Proceeding, or (B) for a breach of this Agreement;
(xvi)pay, discharge, satisfy, settle or other compromise any Proceedings resulting in payments by the Company Entities in excess of $250,000 individually or $3,000,000 in the aggregate;
(xvii)make or enter into any Contract to make any capital expenditures, capital additions or capital improvements other than expenditures in the Ordinary Course of Business in amounts not exceeding $3,000,000, in the aggregate; or
(xviii)intentionally take or agree to take in writing or otherwise, any of the actions described in this Section 5.2 that require the consent of Buyer or any action which would result in any of the conditions set forth in Article 7 not being satisfied.
(b)Notwithstanding anything to the contrary in this Agreement, (i) no consent of Buyer shall be required with respect to any matter contemplated by this Agreement to the extent that the requirement of such consent would violate any applicable Law, (ii) with the reasonable prior input of Buyer, any reasonable action taken, or omitted to be taken, by any Company Entity (x) pursuant to any Law, directive, pronouncement or guideline issued by a Governmental Authority or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, any pandemic, epidemic or disease outbreak (including COVID-19), or (y) to protect the business of the Company Entities in response to COVID-19, that would otherwise be in breach of this Section 5.2, shall not be deemed a breach of this Section 5.2.
Section 5.3    No Solicitations.
(a)Unless and until this Agreement shall have been terminated in accordance with its terms, the Company shall not, and shall cause each Seller and the Company’s Subsidiaries to not, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any Acquisition Proposal (as defined below). The Company shall, and shall cause Sellers and the Company’s Subsidiaries to, take such action as is necessary to ensure that their respective directors, officers, employees, advisors, representatives, agents, mandataries or other Affiliates do not, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any Acquisition Proposal, (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Proposal, (iii) furnish or cause to be furnished, to any Person, any information concerning the business of the Company in connection with an Acquisition Proposal, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person or entity to do or seek any of the foregoing. The Company and its Subsidiaries shall, and shall cause each Seller and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the Company and Buyer, as the case may be) conducted heretofore with respect to any of the foregoing.
(b)For purposes of this Agreement, “Acquisition Proposal” means with respect to the Company, any offer or proposal for, or any indication of interest in, any of the following (other than the transaction contemplated hereby): (i) any direct or indirect acquisition or purchase of all or substantially all of the business of the Company, (ii) any merger, consolidation or other business combination relating to the Company Entities, (iii) any recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the business of the Company, (iv) any sale, lease, transfer or other disposition of assets of the Company (including any equity interests of its Subsidiaries) representing 15% or more of the consolidated assets of the Company and its Subsidiaries, based on their fair market value as determined in good faith by the board of directors of the Company, or (v) an issuance (including by way of merger, consolidation, business combination or share exchange) of equity interests or other securities representing 15% or more of the voting power of the Company.
Section 5.4    Competition Filings.
(a)Promptly upon execution and delivery of this Agreement, each of the Parties will use its reasonable best efforts to prepare and file, or cause to be prepared and filed, with the appropriate Governmental Authorities, notifications with respect to the transactions contemplated by this Agreement pursuant to the HSR Act and all competition filings required by the Foreign Competition Laws (collectively, the “Competition Filings”), seek early termination of any waiting periods under the HSR Act (to the extent applicable), supply all information requested by Governmental Authorities in connection with the HSR notification and all other Competition Filings, and cooperate with each other in responding to any such request. Notwithstanding the foregoing, the filings pursuant to the HSR Act will be made within five (5) Business Days of the date of this Agreement and that the filings required by the Foreign Competition Laws will be made within fifteen (15) Business Days of the date of this Agreement. The Parties shall cooperate in the timely preparation and submission of any necessary filings, including furnishing to the other Parties or their respective counsel information required for any necessary filing or other application in connection with the transactions contemplated by this Agreement and the Transaction Documents. Buyer and the Company shall each be responsible for 50% of all filing and other similar fees payable in connection with any filings or submissions under HSR Act or any Foreign Competition Law.
(b)The Parties shall each cooperate reasonably with one another in connection with resolving any inquiry or investigation by any Governmental Authority relating to their respective Competition Filings or the transactions contemplated by this Agreement and the Transaction Documents. The Parties shall each promptly inform the other of any communication, and any proposed understanding, agreement, or undertaking, with any Governmental Authority relating to its Competition Filing and, to the extent practicable, permit the other party or its counsel to review in advance any proposed written communication to any Governmental Authority. As promptly as is practicable after receiving any request (including any request for additional information and documentary materials) from any Governmental Authority for information, documents or other materials in connection with the review of the Competition Filings, the Parties shall use reasonable best efforts to comply with such request. The Parties shall each give the other party reasonable advanced notice of, and the opportunity to participate in any inquiry or investigation by, or any meeting or conference (whether by telecommunications or in person) with, any Governmental Authority relating to the Competition Filings. The Parties shall each furnish one another with copies of all material correspondence, filings (except for the Parties’ HSR notification filings), and communications (and memoranda setting forth the substance thereof) drafted by or in conjunction with outside counsel between it and its Affiliate and respective Representatives on the one hand and any Governmental Authority on the other hand, concerning the review, clearance or approval of the transactions contemplated hereby under the HSR Act or any Foreign Competition Law, except to the extent prohibited by applicable Law or the instructions of such Governmental Authority.
(c)Each Party hereby covenants and agrees to use its commercially reasonable efforts to secure as promptly as possible after making the Competition Filings the termination or expiration of any waiting periods under the HSR Act or any applicable Foreign Competition Law and to obtain the clearance or approval of the applicable

Governmental Authority, as applicable, for the transactions contemplated hereby and by the other Transaction Documents.
(d)Without limiting the generality of the foregoing, if any objections are asserted with respect to the transactions contemplated hereby under the HSR Act or any applicable Foreign Competition Law or if any suit is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby to be in violation of the HSR Act or any applicable Foreign Competition Law or if a clearance or approval is reasonably likely to be rejected or conditioned by a Governmental Authority, then Buyer will take all reasonable actions necessary to eliminate any concerns on the part of, or to satisfy any conditions (including by consent decree or hold separate order) imposed by, any Governmental Authority regarding the legality of Buyer’s acquisition of all or any portion of the business of the Company, including resisting and resolving such objections or challenges as such Governmental Authority or private party may have to such transactions, including taking all actions to vacate, lift, reverse or overturn any Order, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement and the other Transaction Documents as soon as practicable and in any event on or prior to the Outside Date, as may be required in order to effect the satisfaction of the conditions to transactions contemplated by this Agreement prior to the Outside Date and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any Proceeding that would otherwise have the effect of preventing the Closing or delaying the Closing beyond the Outside Date. Notwithstanding the foregoing, nothing in this Agreement shall require Buyer to (A) propose, negotiate, commit to or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of any assets, properties or businesses of Buyer, the Company or any of their respective Subsidiaries, or (B) accept any operational restrictions or otherwise take or commit to take actions that would reasonably be expected to limit Buyer’s or any Buyer’s Subsidiary’s freedom of action with respect to, or its ability to retain, any of the assets, properties, licenses, rights, product lines, operations or businesses of Buyer, the Company or any of their respective Subsidiaries.
Section 5.5    Press Releases and Announcements. The Parties agree that no public release, announcement, and/or other public statement with respect to the transactions contemplated hereby shall be issued by any Party or any Affiliate thereof without the joint approval of the Seller Representative and Buyer, except as such public release, announcement, and/or other public statement may be required by applicable Law or the rules or regulations of any applicable regulatory body, any applicable United States securities exchange or Governmental Authority to which the relevant Party is subject, in which case the Party required to make the public release, announcement, and/or other public statement shall use its commercially reasonable efforts to allow each other Party reasonable time to comment on such public release, announcement, and/or other public statement in advance of such issuance. No press release announcing the execution and delivery of this Agreement shall be issued prior to the Buyer filing a current report on Form 8-K with the Securities and Exchange Commission attaching a press release announcing the execution and delivery of this Agreement and copy of this Agreement as exhibits. Each of the Parties acknowledges that, following the termination of this Agreement pursuant to Article 9, the Confidentiality Agreement by and between the Company and Masimo Corporation, dated as of January 10, 2022 (the “Confidentiality Agreement”) shall remain in full force and effect pursuant to its terms (it being agreed that compliance with the terms of this Section 5.5 shall not constitute a breach of the Confidentiality Agreement).
Section 5.6    Conditions. Except as otherwise provided in Section 5.4, the Company shall use commercially reasonable efforts to cause the conditions set forth in Article 7 to be satisfied and to consummate the transactions contemplated herein and in any other document or agreement contemplated hereby as soon as reasonably possible after the satisfaction of the conditions set forth in Article 7 and Article 8 (other than those to be satisfied at the Closing). Except as set otherwise provided in Section 5.4, Buyer shall use commercially reasonable efforts to cause the conditions set forth in Article 8 to be satisfied and to consummate the transactions contemplated herein and in any other document or agreement contemplated hereby as soon as reasonably possible after the satisfaction of the conditions set forth in Article 7 and Article 8 (other than those to be satisfied at the Closing).
Section 5.7    Director and Officer Liability; Indemnification and Insurance.
(a)Buyer agrees that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary, mandatary and agent of the Company Entities (each a “Company Indemnitee”) provided for in the Organizational Documents of the Company Entities, as in effect on the date hereof, shall continue in full force and effect. Buyer also agrees to cause the Company Entities to indemnify and hold harmless the Company Indemnitees in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements between any Company Entity and/or one or more Company Indemnitee in existence on the date hereof. Buyer hereby acknowledges that the Company Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance. From and after the Closing, to the extent provided for in the Organizational Documents of the Company Entities or, if applicable, director and/or officer indemnification agreements to which a Company Entity is a party, Buyer hereby agrees that the Surviving Company shall be the indemnitor of first resort (i.e., the Surviving Company’s obligations to the Company Indemnitees are primary and any obligation of any secondary Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Company Indemnitees are secondary.
(b)Prior to the Effective Time, Buyer shall purchase an extended reporting period endorsement or a run-off policy under the Company’s existing directors’ and officers’ liability insurance coverage for the Company Indemnitees that shall provide such Company Indemnitees with coverage for six (6) years following the date hereof of not less than the existing coverage and have other terms not materially less favorable to the insured Persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company Entities (the “D&O Tail Policy”). Fifty percent (50%) of the premium of the D&O Tail Policy shall be deemed a Transaction Expense. Buyer shall, and shall cause the Company to, maintain such policy in full force and effect, and continue to honor the obligations thereunder. Notwithstanding the foregoing, if the premium for the D&O Tail Policy is in excess of 200% of the Base D&O Amount, (i) in no event shall the portion of such premium borne by Buyer exceed 100% of the Base D&O Amount and (ii) unless the Seller Representative agrees in writing not later than five (5) Business Days prior to the Closing that the portion of the premium in excess of the Base D&O Amount shall constitute a Transaction Expense, Buyer will, or will cause the cause the Company Entities to, obtain such an insurance program or plan with the greatest coverage available, for a cost not exceeding 200% of the Base D&O Amount.
(c)The provisions of this Section 5.7 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company Entities by Law, charter, statute, by-law, agreement or otherwise, and operate for the benefit of, and are enforceable by, each of the Company Indemnitees and their heirs, executors and legal Representatives (it being expressly agreed that the Company Indemnitees to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7 and shall be entitled to enforce the covenants contained herein). The obligations under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 5.7 applies without the consent of such affected Company Indemnitee.
Section 5.8    280G. Prior to the Closing, the Company shall use commercially reasonable efforts to: (a) obtain from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated hereby that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder (“Section 280G”)) a waiver of such individual’s rights to some or all of such payments and/or benefits (the “Waived Section 280G Payments”) applicable to such individual so that all remaining payments and/or benefits applicable to such individual shall not be deemed to be “excess parachute payments” that would not be deductible under Section 280G, and (b) submit to its equityholders for approval, in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the applicable rulings and regulations thereunder, the Waived Section 280G Payments, such that, if such equityholder approval is obtained, the deduction of such payments and/or benefits will not be limited by the application of Section 280G. Prior to the Closing, the Company shall inform Buyer that either (x) the requisite Company equityholder approval was obtained with respect to the Waived Section 280G Payments, or (y) the Company equityholder approval of the Waived Section 280G Payments was not obtained and that, as a consequence, such Waived Section 280G Payments shall not be made or provided. Prior to submission of the Waived Section 280G Payments to its equityholders for approval, the Company shall provide to Buyer for its reasonable review and approval copies of all documents prepared in connection with this Section 5.7, including the parachute payment calculations prepared by the Company and/or its advisors.

Section 5.9    401(k) Plan. Unless otherwise requested by Buyer in writing no later than five (5) Business Days prior to the Closing, the Company Entities shall terminate any and all Company Employee Plans intended to qualify under Section 401(k) of the Code (each, the “Company 401(k) Plan”) and vest all participant accounts in a Company 401(k) Plan as may be required by applicable Law effective not later than the day immediately preceding the Closing and the Company shall provide Buyer with evidence that such 401(k) plan(s) have been terminated pursuant to resolutions of the board of directors (or managers) of the applicable Company Entity (the form and substance of which shall be subject to advance review and approval by Buyer, which approval shall not be unreasonably withheld) not later than the day immediately preceding the Closing.
ARTICLE 6
ADDITIONAL AGREEMENTS
Section 6.1    Retention of and Access to Records. After the Effective Time, Buyer shall retain for seven (7) years following the Effective Time those Records of the Company Entities Delivered to Buyer. Buyer also shall provide the Seller Representative and their Representatives reasonable access thereto, during normal business hours and on at least five (5) Business Days’ prior written notice, to enable them to prepare financial statements, Tax Returns or deal with Tax audits and respond to any Proceeding or inquiry by a Governmental Authority.
Section 6.2    Tax Matters.
(a)Pre-Closing Tax Period. For purposes of calculating the Income Tax Liability Accrual in Indebtedness, (i) the Company Entities shall be deemed to have elected under Revenue Procedure 2011-29, 2011-18 IRB to treat 70% of any success-based fees as amounts that did not facilitate the transactions described in this Agreement and therefore to treat 70% of such costs as deductible on the Company Entities’ Tax Returns filed for the Pre-Closing Tax Period and (ii) any Transaction Tax Deductions shall be treated as deducted in the Pre-Closing Tax Period to the extent permitted by applicable law under a “more likely than not” or higher standard of confidence.
(b)Straddle Tax Period. For purposes of calculating the Income Tax Liability Accrual in Indebtedness, in the case of any Straddle Tax Period, the amount of Taxes allocable to the portion of the Straddle Tax Period ending on the Closing Date shall be deemed (i) in the case of any Tax that is imposed on a periodic basis (such as real or personal property Taxes) to be (A) the amount of such Tax for the entire period multiplied by (B) a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Tax Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Tax Period and (ii) in the case of any Tax not described in clause (i) above (such as franchise Taxes, payroll or withholding Taxes, Taxes that are based upon or measured by income, receipts or occupancy or imposed in connection with any sale or other transfer or assignment of property (whether real or personal, tangible or intangible)), to be the amount of any such Taxes that would be payable if the taxable year ended as of the end of the Closing Date (and for such purposes, the taxable period of any partnership or other pass-through entity, or any non-U.S. entity in which such Person holds a beneficial interest, directly or indirectly, shall be deemed to terminate at such time).
(c)Cooperation on Tax Matters. Buyer and the Seller Representative shall, and shall cause each of their respective Affiliates, and the Seller Representative shall cause the Sellers to, cooperate as and to the extent reasonably requested by the other Party (and at such requesting Party’s expense), in connection with the filing of Tax Returns of or with respect to the Company Entities and any audit, litigation, other proceeding or calculation with respect to Taxes of or with respect to the Company Entities. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to the filing of any Tax Returns and any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Buyer agrees (i) to retain all books and records with respect to Tax matters relating to the Company Entities for any Tax period beginning on or before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Seller Representative, any extensions thereof) of the respective Tax period, and (ii) to give the Seller Representative reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the Seller Representative so requests, Buyer shall allow the Seller Representative to take possession of such books and records (on behalf of the Sellers).

(d)Transfer Taxes. Any transfer, sales, use, value added, excise, filing, recording, documentary, stamp or other similar Taxes (“Transfer Taxes”) that arise as a result of the consummation of the transactions contemplated by this Agreement shall be borne 50% by Sellers and 50% by Buyer. The Parties agree to cooperate fully with each other to minimize any such liability for Transfer Taxes to the extent legally permissible, and the Parties shall cooperate in the preparation, execution and filing of all Tax Returns regarding any Transfer Taxes that become payable in connection with the transactions contemplated by this Agreement.
(e)Negative Tax Covenants. Between the Closing and the date on which the Merger Consideration is finally determined in accordance with Section 2.7(c) without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the Seller Representative, none of Buyer, the Company Entities or any of their Affiliates shall (i) make or change any Tax election of any Company Entity for any Pre-Closing Tax Period, (ii) adopt or change any accounting method of any Company Entity for any Pre-Closing Tax Period, (iii) file any Tax Return (including amended Tax Returns) of any Company Entity for any Pre-Closing Tax Period or (iv) initiate or enter into any voluntary disclosure agreement or settlement agreement for any Company Entity with respect to any Pre-Closing Tax Period, if such election, adoption, change, amendment, surrender or action could reasonably be expected to have the effect of increasing or decreasing the calculation any Tax refunds or credits included in the definition of Indebtedness or Net Working Capital.
(f)FIRPTA. Prior to the Closing, the Company shall provide Buyer an IRS Form W-9, duly executed by the Company, and each Seller shall provide Buyer an IRS Form W-9, duly executed by such Seller.
(g)Tax Sharing Agreements. The Seller Representative shall cause all tax sharing, tax indemnification, or tax distribution agreements to which any Company Entity is a party (excluding this Agreement and any agreement entered into in the ordinary course of business the principal purpose of which is not related to Taxes) to be terminated as of 12:01 a.m. local time on the Closing Date and shall ensure that the Company Entities are not bound thereby or have any liability thereunder with respect to any taxable period.
Section 6.3    Employees and Benefit Plans.
(a)All employees of the Company Entities as of the day immediately prior to the Closing (the “Company Employees”) shall remain employed by the applicable Company Entity as of the day after the Closing. During the period commencing on the Closing Date and ending on the date which is not less than twelve (12) months after the Closing Date (or if earlier, the effective date of a Company Employee’s termination of employment with the applicable Company Entity), Buyer shall, and shall cause the applicable Company Entities to, provide each Company Employee (except to the extent any such Company Employee agrees otherwise) with: (i) base salary, hourly, and/or piece-rate wages (as applicable) which are no less than the base salary, hourly, and/or piece-rate wages provided by the applicable Company Entity immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation) and commission opportunities, which in the aggregate are substantially comparable in the aggregate to the target bonus opportunities (excluding equity-based compensation) and commission opportunities provided by the applicable Company Entity immediately prior to the Closing; and (iii) retirement and welfare benefits that are substantially comparable in the aggregate to those (A) provided by the applicable Company Entity immediately prior to the Closing or (B) generally made available to similarly situated employees of Buyer or its Subsidiaries.
(b)Buyer acknowledges that the consummation of the transactions contemplated by this Agreement will constitute a change in control of the Company and each of its Subsidiaries and/or a sale of the Company and each of its Subsidiaries (to the extent such concepts are applicable) for purposes of all employment, severance and similar agreements between the Company and/or its Subsidiaries and any Company Employee. As of and subsequent to the Closing, Buyer shall, or shall cause the Company Entities and/or the appropriate Subsidiaries of Buyer to, use commercially reasonably efforts to: (i) to the extent that it would not result in a duplication of benefits and to the extent that such service was recognized under a similar Company Employee Plan, provide each Company Employee with service credit for purposes of eligibility, participation, vesting and levels of benefits (including vacation accrual but not for benefit accruals under any defined benefit pension plan), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Buyer or the Company and/or their Subsidiaries in which Company Employees are eligible to participate (the “Buyer Plans”) for all periods of employment with the Company or its Subsidiaries (or any predecessor entities) prior to the Closing, and with Buyer, the Company Entities or Affiliates on and after the Closing, (ii) to the extent permitted by the Buyer Plans, cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any Buyer Plan to be waived with respect to the Company Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Company Employee participated immediately prior to the Closing and (iii) give the Company Employees and their eligible dependents credit for the plan year in which the Closing (or commencement of participation in a plan of Buyer or the Company) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Closing (or the date of commencement of participation in any Buyer Plan). Nothing in this Section 6.3 shall constitute an amendment to any benefit plan or any other plan or arrangement covering the Company Employees (or other service providers of the Company Entities), prevent Buyer from amending or terminating any of its benefit plans or, after the Closing, any Company Employee Plan, in accordance their terms (provided in each case that such amendment or termination does not cause or result in Buyer (or any of its Affiliates) violating this Section 6.3(b)), prevent Buyer, after the Closing, from terminating the employment of any Company Employee, or create any third-party beneficiary rights for any employee of the Company Entities, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Company Employee by Buyer or its Affiliates after the Closing.
Section 6.4    Financing.
(a)Buyer shall use, and shall cause its Affiliates and their respective Representatives to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to complete the Debt Financing in an amount necessary to fund the Buyer’s Payment Obligations on the terms and express conditions (including the flex provisions in any related fee letter) described in the Debt Commitment Letter as promptly as possible and shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Debt Commitment Letter if such amendment, modification or waiver would reasonably be expected to (i) prevent or materially delay or impede the Closing, (ii) reduce the aggregate amount of the Debt Financing below the amount required to satisfy Buyer’s Payment Obligations, or (iii) expand on, or provide for additional, conditions precedent to the funding of the Debt Financing on the Closing Date, provided, that Buyer may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement in accordance with the terms of the Debt Commitment Letter as in effect on the date hereof). Buyer shall promptly (and in any event within two (2) Business Days following such written request) deliver to the Company copies of any such amendment, modification or replacement, provided that, any provisions in any amendment, modification or replacement of any fee letter relating to fees and commercially sensitive economic terms and “market flex” provisions, none of which (i) impose or permit the imposition of any different or additional conditions, or expand or modify or permit the expansion or modification of any of the existing conditions, to the consummation of the Debt Financing on the Closing Date or (ii) would or would reasonably be expected to reduce the aggregate amount of the Debt Financing available to Buyer on the Closing Date below the amount necessary, together with cash on hand of the Buyer, to fund Buyer’s Payment Obligation or affect the availability of the full amount of the Debt Financing on the Closing Date necessary, together with cash on hand of the Buyer, to fund Buyer’s Payment Obligations, may be redacted. For purposes of this Agreement, references to “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as permitted or required, as the case may be, to be amended, modified or replaced by this Section 6.4(a) and references to “Debt Commitment Letter” shall include such documents as permitted, or required, as the case may be, to be amended, modified or replaced by this Section 6.4(a).
(b)Buyer shall, and shall cause its Affiliates and their respective Representatives to, use its and their reasonable best efforts to (i) maintain in full force and effect the Debt Commitment Letter, (ii) promptly negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and subject only to the conditions (including the flex provisions) expressly contained in the Debt Commitment Letter, (iii) satisfy on a timely basis all conditions to funding of the Debt Financing at or prior to the Closing, (iv) comply with its obligations under the Debt Commitment Letter and (v) consummate the Debt Financing at or prior to the date that the Closing is required to be effected in accordance with Section 2.3. Buyer shall keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing as reasonably requested by the Company. Without limiting the generality of the foregoing, Buyer shall give the Company prompt, and in any event within two (2) Business Days, notice (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would or would reasonably be expected to give rise to any breach or default) by any party to the Debt Commitment Letter of which Buyer becomes aware that would, or would reasonably be expected to, result in the Debt Financing in an amount sufficient to pay the Buyer Payment Obligations not being available at Closing or the receipt of (x) any written notice or (y) other written communication, in each case from any Debt Financing Source with respect to any actual breach, default, termination or repudiation by any party to any of the Debt Commitment Letter or definitive agreements related to the Debt Financing of any provisions of the Debt Commitment Letter or definitive agreements related to the Debt Financing, (B) of any failure to satisfy any condition precedent set forth in the Debt Commitment Letter or definitive agreement in respect of the Debt Financing, (C) of any material dispute or disagreement between or among any parties to the Debt Commitment Letter that would reasonably be expected to adversely impact the ability of Buyer to obtain all or any part of the Debt Financing necessary, together with cash on hand of the Buyer, to satisfy Buyer’s Payment Obligations on the terms and in the manner contemplated by the Debt Commitment Letter and (D) if at any time for any reason Buyer believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Debt Commitment Letter or definitive agreements related to the Debt Financing.
(c)In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, in each case, for any reason whatsoever, Buyer shall promptly (and in any event within two (2) Business Days following the occurrence thereof) notify the Company in writing and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain alternative financing from alternative sources in an amount sufficient, when added to the portion of the Debt Financing that is available, to satisfy the Buyer Payment Obligations (“Alternative Financing”) as promptly as practicable following the occurrence of such event and to obtain and provide the Company with a copy of, the new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”); provided, that such Alternative Financing shall not, without the prior written consent of the Company (i) be less than the aggregate amount of the Debt Financing necessary, together with cash on hand of the Buyer, to fund Buyer’s Payment Obligations (including by increasing the amount of fees to be paid or original issue discount), (ii) impose new or additional conditions to the consummation of the Debt Financing other than those expressly set forth in the Debt Commitment Letter delivered on the date hereof or otherwise expand any of the conditions to the consummation of the Debt Financing set forth therein and (iii) otherwise expand, amend or modify any provision applicable under the Debt Commitment Letter in a manner that would not be permitted pursuant to Section 6.4(a); provided; however, for the avoidance of doubt, Buyer shall not be required to execute any Alternative Financing Commitment Letter (and related documents) or arrange for such alternative debt financing (A) on terms and conditions (in each case, determined after giving effect to all amendments and other modifications permitted pursuant to the “market flex” provisions of any fee letter as if such amendments and other modifications had been implemented to the maximum extent permitted thereunder) which are materially less favorable (taken as a whole) than the terms of the Debt Commitment Letter delivered on the date hereof or (B) pay any material fees in excess of those contemplated by the Debt Commitment Letter provided on the date of this Agreement, in each case, determined after giving effect to all amendments and other modifications permitted pursuant to the “market flex” provisions of any fee letter as if such amendments and other modifications had been implemented to the maximum extent permitted thereunder. As applicable, references in this Agreement (x) to Debt Financing shall include Alternative Financing, and (y) to any Debt Commitment Letter shall include the Alternative Financing Commitment Letter.
(d)If the Debt Commitment Letter is replaced, amended or modified, including as a result of obtaining Alternative Financing, or if Buyer substitutes other debt financing for all or any portion of the Debt Financing in accordance with this Section 6.4, Buyer shall comply with its obligations under this Agreement with respect to the Debt Commitment Letter as so replaced, amended or modified to the same extent that Buyer was obligated to comply prior to the date the Debt Commitment Letter was so replaced, amended or modified.

(e)Prior to the Closing Date, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide to Buyer, and shall use their reasonable best efforts to cause their representatives, including legal and accounting representatives, to provide such cooperation reasonably requested by Buyer in connection with the arrangement of the Debt Financing, including reasonable best efforts to (i) furnish the Debt Financing Sources on a confidential basis with financial and other pertinent information regarding the Company and the Company’s Subsidiaries as may reasonably be requested by Buyer to consummate the Debt Financing, including the historical financial statements required by paragraph 4 of Exhibit C of the Debt Commitment Letter, (ii) make its and their respective officers, consultants, counsel and advisors available from time to time to participate in a reasonable number of meetings and presentations with prospective lenders and investors, and sessions with the ratings agencies contemplated by the Debt Commitment Letter, in each case in connection with the Debt Financing and at reasonable times and locations to be agreed and upon reasonable notice; (iii) reasonably assist Buyer and the Debt Financing Sources in their preparation of (A) any bank information memoranda and related lender presentations and (B) materials for rating agency presentations, in each case to the extent usual and customary for debt financings of a type similar to the Debt Financing and reasonably required in connection with the Debt Financing; (iv) provide Buyer at least five (5) Business Days prior to the Closing Date all documentation and other information with respect to Sellers, the Company and their respective Subsidiaries as shall have been reasonably requested in writing by Buyer at least ten (10) Business Days prior to the Closing Date that is required in connection with the Debt Financing by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the requirements under 31 C.F.R. §1010.230; (v) facilitate the providing of customary payoff letters and other documents evidencing the release of Liens applicable to the Company and its Subsidiaries and/or any of their respective assets, in each case required to be released at Closing; (vi) facilitate the providing of guarantees and the granting of security interests in and pledges of collateral and assisting in the negotiation and preparation, and execution and delivery at the Closing, of the definitive documents solely to the extent required by the Debt Commitment Letter as a condition to funding the Debt Financing, which pledges and security interests shall only be effective at Closing.; and (vii) taking reasonable corporate actions, subject to the occurrence of the Closing, necessary to authorize the consummation of the Debt Financing. The Company hereby consents to the use of the logos of the Company and its Subsidiaries in connection with the Debt Financing contemplated by the Debt Commitment Letter if such logos are used solely in a customary manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Affiliates or the reputation or goodwill of any of the foregoing. The Company hereby expressly authorizes the use of the financial and other information provided hereunder for purposes of the Debt Financing and is not aware of any limitation on the use of such financial information required by any independent accountant. Notwithstanding the foregoing, nothing in this Section 6.4 shall require cooperation of the Sellers, the Company or its Subsidiaries, their respective Affiliates and their respective Representatives which would (A) require the Company and Company’s Subsidiaries or their respective Representatives to waive or amend any terms of this Agreement, (B) unreasonably and materially disrupt the operations of Sellers, the Company or their respective Subsidiaries, (C) (x) cause any condition to the Closing set forth in Article 7 to not be satisfied or (y) cause any breach of this Agreement, (D) require the Sellers, the Company or their respective Subsidiaries to (1) pay any commitment fee or any other fees or amounts to the Debt Financing Sources on or prior to the occurrence of the Closing Date, (2) incur or assume any liability in connection with the financings contemplated by the Debt Commitment Letter or the Debt Financing on or prior to the occurrence of the Closing Date, (3) deliver or obtain opinions of internal or external counsel on or prior to the occurrence of the Closing Date, or (4) provide access to or disclose information where Sellers or the Company determine that such access or disclosure could jeopardize the attorney-client privilege or contravene any Law or Contract, (E) require the directors of Sellers, the Company or their respective Subsidiaries acting in such capacity to execute, deliver or enter into or perform any agreement, document or instrument with respect to the Debt Financing or adopt any resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, in each case that is not contingent upon the Closing or that would be effective prior to the Closing, (F) require the Sellers, the Company, or their respective Subsidiaries or their respective officers or employees to execute, deliver or enter into, or perform any agreement, document or instrument (other than customary authorization and representation letters) with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing or (G) require Sellers, the Company or their respective Subsidiaries to deliver any financial or other information that is not currently readily available or prepared by the Company in the Ordinary Course of Business at the time requested by Buyer. Notwithstanding anything to the contrary, the condition set forth in Section 7.2, as it applies to either Seller’s or the Company’s obligations under this Section 6.4(e), shall be deemed satisfied unless the Debt Financing has not been obtained primarily as a result of the Company’s willful breach of its obligations under this Section 6.4(e).
(f)Buyer shall promptly, upon written request by the Sellers, reimburse the Sellers for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Sellers, the Company and their respective Subsidiaries in connection with the cooperation of Sellers, the Company and their respective Subsidiaries contemplated by Section 6.4(e) and shall indemnify and hold harmless the Sellers, the Company and their respective Subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses (including reasonable and documented attorney’s fees and expenses) suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith (excluding any and all such losses, damages, claims, costs or expenses that result or arise from bad faith, gross negligence or will misconduct on the part or on behalf of any Seller, the Company Entities and their respective Subsidiaries and their respective representatives).
Section 6.5    R&W Policy. In the event Buyer obtains an R&W Policy in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement prior to or at the Closing, (a) the cost of all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to such R&W Policy shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Sellers; provided, however, notwithstanding the foregoing, that in no event shall Sellers' portion of such costs exceed $2,052,500 in the aggregate, and (b) the Company Entities shall provide such reasonable cooperation to Buyer and the applicable insurance provider, as reasonably requested by Buyer and such insurance provider in connection with obtaining such R&W Policy. The R&W Policy shall provide that the R&W Policy Insurer shall not be entitled to exercise and shall waive all subrogation rights against Sellers or their Affiliates pursuant to this Agreement except in the case of Fraud by the Company, and the applicable terms of the R&W Policy related thereto shall not be amended without the prior written consent of the Seller Representative.
Section 6.6    Seller Representative.
(a)Appointment. The Sellers have appointed the Seller Representative, and the Seller Representative shall have full power and authority to take all actions under this Agreement and any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement that are to be taken by the Seller Representative. The Seller Representative shall take any and all actions which it believes are necessary or appropriate under this Agreement, including giving and receiving any notice or instruction permitted or required under this Agreement by the Seller Representative, interpreting all of the terms and provisions of this Agreement, authorizing payments to be made with respect hereto or thereto, conducting negotiations with Buyer, the Company and their respective agents regarding such claims, dealing with Buyer and the Company under this Agreement, taking any other actions specified in or contemplated by this Agreement, and engaging counsel, accountants or other representatives in connection with the foregoing matters. The Buyer shall be entitled to rely on all determinations and interpretations made by, and actions taken by, the Seller Representative.
(b)Authorization. The Company hereby authorizes the Seller Representative to:
(i)receive all notices or documents given or to be given to the Sellers pursuant hereto or in connection herewith or therewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement;
(ii)engage counsel, accountants and other advisors, and incur other expenses in connection with this Agreement and the transactions contemplated hereby or thereby, as the Seller Representative may in its sole discretion deem necessary or appropriate; and
(iii)take such action as the Seller Representative may, in its sole discretion, deem necessary or appropriate in respect of: (A) waiving any inaccuracies in the representations or warranties of Buyer or Merger Sub contained in this Agreement or in any document delivered by Buyer or Merger Sub pursuant hereto; (B) taking such other action as the Seller Representative is authorized to take under this Agreement; (C) receiving all documents or certificates and making all determinations, in its capacity as Seller Representative, required under this Agreement; and (D) all such actions as may be necessary to carry out the responsibilities of the Seller Representative contemplated by this Agreement or any of the Transaction Documents, including any waiver of any obligation of Buyer, Merger Sub or the Company.
(c)Agency. Notwithstanding any provision herein to the contrary, the Seller Representative is not an agent of the Sellers, and shall have no duties to the Sellers or liability to the Sellers with respect to any action taken, decision made or instruction given by the Seller Representative in connection with this Agreement; provided, however, that the foregoing exculpation of the Seller Representative shall not apply to the extent that such actions, decisions or instructions have been finally determined by a court of competent jurisdiction to result from the Seller Representative’s Fraud or willful misconduct.
(d)Indemnification of Seller Representative; Limitations of Liability. The Seller Representative shall be indemnified by the Sellers for and shall be held harmless against any loss, liability or expense incurred by the Seller Representative or any of its Affiliates and any of their respective managers, directors, officers, employees, agents, members, partners, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case, relating to the Seller Representative’s conduct as Seller Representative, other than losses, liabilities or expenses that have been finally determined by a court of competent jurisdiction to result from the Seller Representative’s Fraud or willful misconduct in connection with its performance under this Agreement. This indemnification shall survive the termination of this Agreement. The Seller Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Seller Representative in accordance with such advice, and the Seller Representative shall not be liable to the Sellers or any other person in connection therewith. In no event shall the Seller Representative be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable to any Seller for any action taken or omitted by the Seller Representative under this Agreement or any other document executed or delivered hereunder, or in connection therewith, except that the Seller Representative shall not be relieved of any liability imposed by law for Fraud or willful misconduct.
(e)Reasonable Reliance. In the performance of its duties hereunder, the Seller Representative shall be entitled to (i) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Seller or any Party and (ii) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.
(f)Removal of Seller Representative; Authority of Seller Representative. The Sellers shall jointly have the right at any time to remove the then-acting Seller Representative and to appoint a successor Seller Representative; provided, however, that neither such removal of the then acting Seller Representative nor such appointment of a successor Seller Representative shall be effective until the delivery to Buyer of executed counterparts of a writing signed by the Sellers with respect to such removal and appointment, together with an acknowledgement signed by the successor Seller Representative appointed in such writing that he, she or it accepts the responsibility of successor Seller Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Seller Representative. Each successor Seller Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Seller Representative, and the term “Seller Representative” as used herein shall be deemed to include any interim or successor Seller Representative.
(g)Irrevocable Appointment. The appointment of the Seller Representative hereunder is irrevocable and any action taken by the Seller Representative pursuant to the authority granted in this Section 6.6 shall be effective and absolutely binding as the action of the Seller Representative under this Agreement.
ARTICLE 7
CONDITIONS TO BUYER’S OBLIGATIONS
The obligations of Buyer to consummate this Agreement and Closing of the transactions contemplated hereunder are subject to the satisfaction (or Buyer’s written waiver) of each of the following conditions on or prior to the Closing Date:

Section 7.1    Representations and Warranties.
(a)The representations and warranties (other than the Fundamental Representations and the representation contained in Section 3.8(b)) of the Company in Article 3 of this Agreement (without giving effect to any limitation or qualification as to materiality or Material Adverse Effect (or similar concept)) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except that such representations or warranties that were made as of a specific date need be true and correct in all material respects as of such date), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)The Fundamental Representations and the representation contained in Section 3.8(b) of the Company in Article 3 of this Agreement shall be true and correct in all material respects (or, in the case of Section 3.8(b), in all respects) as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except that such representations or warranties that were made as of a specific date need be to true and correct in all material respects as of such date).
Section 7.2    Compliance with Covenants. The Company shall have performed in all material respects all of the covenants and agreements required to be performed by it or them under this Agreement at or prior to the Closing.
Section 7.3    No Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect that is continuing.
Section 7.4    Officer Certificate. The Company shall have delivered to Buyer a certificate signed by a duly authorized officer of the Company (in his or her capacity as such), dated as of the Closing Date, certifying that the conditions specified in Section 7.1, Section 7.2 and Section 7.3 have been fulfilled.
Section 7.5    Transaction Documents. The Company shall have delivered to Buyer the other applicable Transaction Documents, duly executed by the Company and/or each Seller or Person set forth on Schedule 2(a) and Schedule 2(b), as applicable.
Section 7.6    Governmental Authorizations. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act and any Foreign Competition Laws shall have expired or been terminated, and all necessary approvals or consents required under any Foreign Competition Laws shall have been obtained.
Section 7.7    Absence of Litigation. As of the Closing, no Law shall have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, or other Order or Proceeding instituted by a Governmental Authority seeking to enjoin, restrain, or prohibit the consummation of this Agreement, having the effect of making illegal or otherwise prohibiting the transactions contemplated hereby shall be pending before any court or any other Governmental Authority.
ARTICLE 8
CONDITIONS TO THE COMPANY’S OBLIGATIONS
The obligations of the Company to consummate this Agreement and Closing of the transaction contemplated hereunder are subject to the satisfaction (or written waiver by the Company) of each of the following conditions on or prior to the Closing Date:
Section 8.1    Representations and Warranties.
(a)The representations and warranties (other than the Fundamental Representations) of Buyer and Merger Sub in Article 4 of this Agreement (without giving effect to any limitation or qualification as to materiality or material adverse effect (or similar concept)) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except that such representations or warranties that were made as of a specific date need be true and correct in all material respects as of such date).
(b)The Fundamental Representations of Buyer and Merger Sub in Article 4 of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except that such representations or warranties that were made as of a specific date need to be true and correct in all material respects as of such date).
Section 8.2    Compliance with Covenants. Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.
Section 8.3    Payment of Purchase Price. At the Closing, Buyer shall have made, or caused to be made, the payments required pursuant to Section 2.6(a).
Section 8.4    Transaction Documents. Buyer shall have delivered to the Company the other applicable Transaction Documents, duly executed by Buyer.
Section 8.5    Governmental Authorizations. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act and any Foreign Competition Laws shall have expired or been terminated, and all necessary approvals or consents required under any Foreign Competition Laws shall have been obtained.
Section 8.6    Absence of Litigation. As of the Closing, no Law shall have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, or other Order or Proceeding instituted by a Governmental Authority having the effect of making illegal or otherwise prohibiting the transactions contemplated hereby.
ARTICLE 9
TERMINATION
Section 9.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by written agreement of the Company and Buyer;
(b)by the Company, if the Closing shall not have occurred by the Outside Date, except if such failure is due to any breach in any material respects by the Company of its respective obligations hereunder, and such breach is the principal cause of failure of the Closing to occur on or before the Outside Date;
(c)by Buyer, if the Closing shall not have occurred by the Outside Date, except if such failure is due to any breach in any material respects by Buyer of its obligations hereunder, and such breach is the principal cause of failure of the Closing to occur on or before the Outside Date;
(d)by Buyer, (i) if the Company has failed to perform in all material respects all of the covenants and agreements required to be performed by it under this Agreement such that the condition set forth in Section 7.2 would not be satisfied, or (ii) if the Company has breached any representations or warranties set forth in Article 3 such that the conditions set forth in Section 7.1 would not be satisfied, in each case, to the extent that such breach has not been cured prior to the earlier of (A) twenty (20) calendar days after Buyer provides written notice of such breach to the Company and (B) provided that Buyer has provided written notice of such breach at least five (5) Business Days prior thereto, the Outside Date;
(e)by the Company, (i) if Buyer has failed to perform in all material respects all of the covenants and agreements required to be performed by it under this Agreement such that the condition set forth in Section 8.2 would not be satisfied, or (ii) if the Buyer has breached any representations or warranties set forth in Article 4 such that the conditions set forth in Section 8.1 would not be satisfied, in each case, to the extent that such breach cured prior to the earlier of (i) twenty (20) calendar days after the Company provides written notice of such breach and (ii) provided that the Company has provided written notice of such breach at least five (5) Business Days prior thereto, the Outside Date; or

(f)by either Buyer or the Company, if any Governmental Authority shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.
Section 9.2    Effect of Termination. If this Agreement is terminated as provided in Section 9.1, then all further obligations under this Agreement shall terminate and no Party shall have any liability in respect of the termination of this Agreement; provided, that the obligations of the Parties described in Section 5.5, Section 6.4(f), this Section 9.2 and Article 11 will survive any such termination; provided, further, that no such termination will relieve any Party of liability for any Fraud prior to such termination. The Company may, on behalf of Sellers, (i) petition a court to award damages in connection with any breach by Buyer and/or Merger Sub of the terms and conditions set forth in this Agreement, and Buyer agrees that such damages may include, without duplication, losses of the Company and the Sellers and (ii) enforce such award and accept damages for such breach.
ARTICLE 10
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
Section 10.1    Survival. The representations and warranties of the Company contained in this Agreement (whether or not contained in Article 3) and in any certificate or schedule delivered pursuant hereto shall terminate and be of no further force or effect at the Closing (and none of the Sellers or their respective Affiliates shall have any liability hereunder or thereunder at or after the Closing). In furtherance, and not in limitation, of the foregoing, the Parties, intending to contractually shorten any otherwise applicable statute of limitations, hereby agree that no claim of any kind based on the failure of any representation or warranty to have been true and correct may be brought at any time after the Closing. The covenants and agreements of the Company contained in this Agreement that by their terms are to be performed prior to the Closing shall terminate and be of no further force or effect at Closing (and none of the Company Entities shall have liability thereunder at or after the Closing). All covenants and agreements set forth herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing, shall survive the Closing in accordance with their terms until fully performed. Nothing herein will limit or affect (a) the Buyer or any of its Affiliates’ liability for the failure to pay (without duplication) any of the consideration or any other amounts payable by them (including, if payable pursuant to Section 2.4, the Closing Underpayment), in each case, in whole or in part, as and when required by this Agreement, or (b) liability for any party for Fraud by such party.
ARTICLE 11
MISCELLANEOUS
Section 11.1    Expenses. Except as otherwise provided in this Agreement, including as set forth in Section 2.6(a) with respect to Estimated Transaction Expenses, the Parties shall pay their own legal and other fees and expenses incurred in connection with negotiating, executing and performing this Agreement and the other Transaction Documents, including any related broker’s or finder’s fees. Notwithstanding the foregoing, the Company hereby agrees that fifty percent (50)% of (i) all filing and other similar fees payable in connection with any filings or submissions under the HSR Act or any Foreign Competition Law, (ii) any Transfer Taxes, (iii) any fees arising in connection with the D&O Tail Policy, (iv) any of the fees required to be paid to the Escrow Agent and (v) any fees arising in connection with the R&W Policy (subject, in the case of this clause (v), to the limitations set forth in Section 6.5(a)) shall be treated as Transaction Expenses.
Section 11.2    Amendment; Benefit; Assignability. This Agreement may be amended only by the execution and delivery of a written instrument, if prior to the Closing, by or on behalf of Buyer and the Company, and if after the Closing, by or on behalf of Buyer and the Seller Representative. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns and no other Person shall have any right (whether third party beneficiary or otherwise) hereunder, except as otherwise provided in Section 5.7; provided, however, that the Debt Financing Sources shall be express third party beneficiaries under this Section 11.2 (Amendment; Benefit; Assignability), Section 11.4 (Waiver), Section 11.10 (Governing Law; Jurisdiction), Section 11.12 (No Additional Representations or Warranties), and Section 11.14 (Waiver of Trial by Jury). This Agreement may not be assigned by any Party without the prior written consent of the Seller Representative and Buyer, except that any Party may assign this Agreement to a Subsidiary of such Party or any

Person of which such Person is a Subsidiary (provided that no such assignment shall relieve such assigning Party from its respective obligations under this Agreement). Notwithstanding the foregoing, no amendment or waiver shall be made to this Agreement or any exhibits, schedules or annexes hereto that would adversely affect the rights of any of the Debt Financing Sources as set forth in this Section 11.2 (Amendment; Benefit; Assignability), Section 11.4 (Waiver), Section 11.10 (Governing Law; Jurisdiction), Section 11.12 (No Additional Representations or Warranties), or Section 11.14 (Waiver of Trial by Jury) without the prior written consent of the Debt Financing Sources.
Section 11.3    Notices. All notices, demands and other communications pertaining to this Agreement (“Notices”) shall be in writing addressed as follows:

If the Company (prior to the Closing), to:

Viper Holdings Corporation
c/o DEI Holdings, Inc.
5541 Fermi Court
Carlsbad, CA 92008

Attention: [...***...]
Email: [...***...]

with a copy (which shall not constitute notice) to:

Charlesbank Capital Partners
200 Clarendon Street Boston, MA 02216
Attention: [...***...]
Email: [...***...]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: [...***...]
Email: [...***...]

If the Seller Representative, to:

Viper Holdings, LLC (Sound United Series)
Charlesbank Capital Partners
200 Clarendon Street
Boston, MA 02216
Attention: [...***...]
Email: [...***...]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: [...***...]
Email: [...***...]

If to Buyer or the Company (following the Closing), to:

Masimo Corporation 52 Discovery
Irvine, CA 92618
Attention: [...***...]
Email: [...***...]

with a copy (which shall not constitute notice) to:

Paul Hastings LLP
1117 S. California Avenue
Palo Alto, CA 94304
Attention: [...***...]
Email: [...***...]
Notices shall be deemed given (a) five (5) Business Days after being mailed by certified United States mail, postage prepaid, return receipt requested, (b) on the first (1st) Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery or (c) upon machine generated acknowledgement of delivery after transmittal by electronic mail if so acknowledged to have been received before 5:00 p.m. on a Business Day at the location of receipt and otherwise on the next following Business Day. Any Party may change the address to which Notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.
Section 11.4    Waiver. Unless otherwise specifically agreed in writing to the contrary: (a) the failure of any Party at any time to require performance by the other of any provision of this Agreement shall not affect such Party’s right thereafter to enforce the same; (b) no waiver by any Party of any rights under this Agreement, or breach of any provision of this Agreement by any other Party, shall be valid unless made in writing by such waiving Party, and no such waiver shall be taken or held to be a waiver by such Party of any other preceding or subsequent right or breach; and (c) no extension of time granted by any Party for the performance of any obligation or act by any other Party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder. Notwithstanding anything to the contrary set forth in this Section 11.4, Section 11.2 (Amendment; Benefit; Assignability), this Section 11.4 (Waiver), Section 11.10 (Governing Law; Jurisdiction), Section 11.12 (No Additional Representations or Warranties), and Section 11.14 (Waiver of Trial by Jury)(and any related definitions to the extent a waiver of, or extension of time in respect of, such definitions would modify the substance of any of the foregoing provisions) may not waived, and the time for performance of any of the obligations or other acts of Buyer may not be extended, in a manner that is adverse in any respect to the Debt Financing Sources without the prior written consent of such Debt Financing Sources.
Section 11.5    Entire Agreement. This Agreement and the Transaction Documents (including the Exhibits and Disclosure Schedules hereto and thereto, which are incorporated by reference herein) constitute the entire agreement among the Parties with respect to the subject matter hereof and referenced herein, and supersede and terminate any prior agreements among the Parties (written or oral) with respect to the subject matter hereof; provided, that the Confidentiality Agreement shall survive the execution of this Agreement; provided, further, that if the Closing occurs, the Confidentiality Agreement shall terminate and be of no further force or effect as of the Closing.
Section 11.6    Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were on the same instrument. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or via electronic mail (including PDF or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, e.g., www.docusign.com), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such contract shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a contract and each such Party forever waives any such defense. This Agreement is not binding unless and until signature pages are executed and delivered by each of the Company, the Parent, the Merger Sub and the Seller Representative.
Section 11.7     Headings. The table of contents and the headings of the Sections of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement.
Section 11.8    Exhibits and Disclosure Schedules. The Exhibits and Disclosure Schedules to this Agreement are a material part of this Agreement. A matter set forth in one section of the Disclosure Schedules need not be set forth in any other section so long as its relevance to such other section of the Disclosure Schedules or section of the Agreement would be reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The Parties acknowledge and agree that (i) the Disclosure Schedules may include certain items and information solely for informational purposes for the convenience of Buyer and (ii) the disclosure by the Company of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgment by the Company that the matter is required to be disclosed by the terms of this Agreement. By listing matters on the Disclosure Schedules, the Company shall be deemed, solely as a result of such listing, to have established any materiality standard, admitted any liability or expanded in any way the scope or effect of the representations and warranties of such Person contained in this Agreement.
Section 11.9    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 11.10    Governing Law; Jurisdiction. This Agreement and all disputes or controversies     arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Each of the Parties irrevocably agrees that any Proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party or its successors or assigns may be brought and determined by the Court of Chancery of the State of Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Proceeding relating thereto except in such courts). Each of the Parties further agrees to accept service of process in any manner permitted by such court. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Law, that (i) the Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding anything herein to the contrary, the Parties agree that (x) any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) asserted against a Debt Financing Source or its Affiliates, members, managers, partners, officers, directors, employees, agents or other representatives that is in any way related to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the Debt Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York (except as expressly specified otherwise in the Debt Commitment Letter, the commitment relating to any Alternative Financing being used in accordance with this Agreement or in any definitive document related to such financing to which such Debt Financing Source is a party), and (y) it will not bring or support any suit, action, proceeding, cross-claim or third party claim of any kind of description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Debt Commitment Letter or any other letter or agreement related to the Debt Financing or the performance thereof, in any forum other than any State or Federal court sitting in the Borough of Manhattan in the City of New York.
Section 11.11    Counsel. Each Party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each Party hereby waives the application of any rule of Law that would otherwise be applicable in connection with the interpretation of this Agreement, including any rule of Law to the effect that any provision of this Agreement shall be interpreted or construed against the Party whose counsel drafted that provision.
Section 11.12    No Additional Representations or Warranties.
(a)Except as expressly set forth in Article 3 of this Agreement, neither the Company nor any Seller or any other Person makes any representation or warranty, express or implied, at law or in equity and any such other representations or warranties are hereby expressly disclaimed including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose. Notwithstanding anything to the contrary, (i) neither the Company nor any Seller or any other Person shall be deemed to make to Buyer any representation or warranty other than as expressly made by such Person in this Agreement and (ii) neither the Company nor any Seller or any other Person makes any representation or warranty to Buyer with respect to (A) any projections, estimates or budgets heretofore Delivered to Buyer or its Affiliates or Representatives of future revenues, expenses or expenditures or future results of operations of the Company and its Subsidiaries, or (B) except as expressly covered by a representation and warranty contained in Article 3 of this Agreement, any other information or documents (financial or otherwise) Delivered to Buyer or its respective Affiliates or Representatives with respect to the Company Entities.
(b)Buyer is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Company and its Subsidiaries as contemplated hereunder. Buyer has undertaken such investigation and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Buyer acknowledges and agrees that, it is relying exclusively on the representations set forth in Article 3 of this Agreement and its own examination and investigation of the Company Entities and that it is not relying on any other statements or documents.
(c)Without limiting the generality of the foregoing, Buyer acknowledges that, (i) none of the Company Entities or any of their respective Affiliates or any other Person makes any representation or warranty with respect to (A) any projections, estimates or budgets delivered to or Delivered to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company Entities or the future business and operations of the Company Entities or (B) any other information or documents Delivered to Buyer or their counsel, accountants or advisors with respect to the Company Entities or any of their respective businesses, assets, liabilities or operations, except as expressly set forth in this Agreement, and (ii) Buyer has not relied and will not rely upon any of the information described in subclauses (A) and (B) of clause (i) above in executing, delivering and performing this Agreement and the transactions contemplated hereby or any other information, representation or warranty except those representations or warranties set forth in Article 3 of this Agreement in negotiating, discussing, executing, delivering and performing this Agreement and the transactions contemplated hereby.
(d)Notwithstanding anything that may be expressed or implied in this Agreement to the contrary (and subject only to the specific contractual provisions hereof including, without limitation, this Section 11.12), each of the Parties hereby acknowledges, covenants and agrees (on behalf of itself, its Affiliates, and any Person claiming by through or on behalf of any Party or its Affiliates) that all claims, obligations, liabilities, causes of action or proceedings (in each case whether at law or in equity, and whether sounding in contract, tort, statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, this Agreement, or the negotiation, execution, performance, or breach (whether willful, intentional, unintentional or otherwise) of this Agreement by any Party, or any of their respective Affiliates, including, without limitation, any representation or warranty made or alleged to be made in, in connection with, or as an inducement to, this Agreement (each of such above-described legal, equitable or other theories or sources of liability, a “Recourse Theory”) may be made or asserted only against (and are expressly limited to) the Parties. No Person other than the Parties (including, without limitation, (i) any past, present or future director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, management company, Affiliate, agent, attorney, or Representative of, and any financial advisor to (all above-described Persons in this subclause (i), each a “Related Party”) to the Parties, (ii) any Related Party of such Related Parties and (iii) any Debt Financing Source and each Related Party of any Debt Financing Source (the Persons in subclauses (i) through (iii), collectively, “Non-Parties”)) shall have any liability or obligation in respect of any Recourse Theory, provided, that the Parties agree and acknowledge that no claims for Fraud against the party committing such Fraud may be waived or have been waived hereunder.
(e)Without limiting the generality of the foregoing, except in the case of claims for Fraud against the Party committing such Fraud, to the maximum extent explicitly permitted or otherwise conceivable under applicable Law (and subject only to the specific contractual provisions of this Agreement), each Party, on behalf of itself, and its Affiliates, and any Person claiming by, through, or on behalf of any of them, hereby (i) waives, releases and disclaims any and all Recourse Theories against all Non-Parties, and (ii) expressly disclaims reliance upon any Non-Parties with respect to the performance of this Agreement or any representations or warranty made (or alleged to have been made) in, in connection with, or as an inducement to this Agreement.
(f)Notwithstanding anything in this Agreement to the contrary, each of the Seller Representative and the Company, in each case on behalf of itself and its Subsidiaries, and each of their respective Affiliates, directors, officers, employees, agents, partners, managers, members and shareholders, including the Sellers, agrees that (i) no Debt Financing Source shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) to the Seller Representative, the Company or its Subsidiaries or any of their respective Affiliates, directors, officers, employees, agents, partners, managers, members and shareholders, including the Sellers, for any claims, causes of action, obligations, or losses arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance, or breach or any transaction contemplated hereby; and (ii) none of the Seller Representative, the Company or its Subsidiaries or any of their respective Affiliates, directors, officers, employees, agents, partners, managers, members and shareholders, including the Sellers, will have any rights or claims against any of the Debt Financing Sources (whether in contract or in tort, in law or in equity, or granted by statute) arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach or any transaction contemplated hereby; provided nothing in clauses (i) or (ii) above shall (x) prohibit Buyer (or its permitted successors and assigns under the Debt Commitment Letter) from bringing any claim against a Debt Financing Source for failing to satisfy its obligation to fund the Debt Financing in accordance with the terms of the Debt Commitment Letter to which such Debt Financing Source is a party or (y) limit the liability or the obligations of the Debt Financing Sources under any Debt Commitment Letter or any definitive documentation relating to the Debt Financing to which such Debt Financing Source is a party in accordance with the terms of such Debt Commitment Letter or definitive documentation relating to the Debt Financing.
Section 11.13    Waiver of Conflicts; Privilege.
(a)Each of the Parties acknowledges and agrees that Goodwin Procter LLP (“Goodwin”) has acted as counsel to the Seller Representative, Sellers and the Company Entities (together with the Affiliates of Sellers, collectively, the “Seller Parties”) in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby.
(b)Buyer hereby consents and agrees to, and agrees to cause the Company Entities to consent and agree to, Goodwin representing any of the Seller Parties after the Closing, including with respect to disputes in which the interests of the Seller Parties may be directly adverse to Buyer and its Subsidiaries (including, following the Closing, the Company Entities), and even though Goodwin may have represented the Company Entities in a matter substantially related to any such dispute, or may be handling ongoing matters for the Company Entities.

Buyer further consents and agrees to, and agrees to cause the Company Entities to consent and agree to, the communication by Goodwin to the Seller Parties in connection with any such representation of any fact known to Goodwin arising by reason of Goodwin’s prior representation of the Company Entities.
(c)In connection with the foregoing, Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause the Company Entities to irrevocably waive and not to assert, any conflict of interest arising from or in connection with: (i) Goodwin’s prior representation of the Company Entities and (ii) Goodwin’s representation of the Sellers and the Seller Representative prior to and after the Closing.
(d)Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Company Entities, that all communications in any form or format whatsoever between or among any of Goodwin and/or any other legal counsel to the Company Entities and/or any Seller Party (each, a “Counsel”), or any of their respective managers, directors, officers employees or other representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Seller Parties, shall be controlled by the Sellers Representative on behalf of the Seller Parties and shall not pass to or be claimed by Buyer or any of the Company Entities. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Seller Representative and the other Seller Parties, shall be controlled by the Seller Representative on behalf of the Seller Parties and shall not pass to or be claimed by Buyer or any of the Company Entities.
(e)Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any of the Company Entities, on the one hand, and a third party other than a Seller Party, on the other hand, Buyer or such Company Entity may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, that none of Buyer or any of the Company Entities may waive such privilege without the prior written consent of the Seller Representative. In the event that Buyer or any of the Company Entities is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Deal Communications, Buyer shall immediately (and, in any event, within two (2) Business Days) notify the Seller Representative in writing (including by making specific reference to this Section 11.13(e)) so that the Seller Representative can seek a protective order and Buyer agrees to use its best efforts to assist therewith.
(f)To the extent that files or other materials maintained by Counsel constitute property of its clients, only the Seller Parties shall hold such property rights and Counsel shall have no duty to reveal or disclose any such files or other materials or any Deal Communications by reason of any attorney-client relationship between Counsel, on the one hand, and the Company Entities, on the other hand.
(g)Buyer agrees that it will not, and that it will cause the Company Entities not to: (i) access or use the Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have any Seller Party waive the attorney-client or other privilege, or by otherwise asserting that Buyer or any of the Company Entities has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Deal Communications from Counsel. In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if prior to the Closing the Company Entities and/or any Seller Party, or any of their respective directors, officers employees or other representatives takes any action to protect from access or remove from the premises of the Company Entities (or any offsite back-up or other facilities) any Deal Communications, including without limitation by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Deal Communications (any such action, a “Permitted Removal”). In the event that, notwithstanding any good faith attempts by any Seller Party, or any of their respective directors, officers, employees or other representatives to achieve a Permitted Removal of any Deal Communication, any copy, backup, image, or other form or version or electronic vestige of any portion of such Deal Communication remains accessible to or discoverable or retrievable by Buyer (each, a “Residual Communication”), Buyer agrees that it will not, and that it will cause the Company Entities and their respective directors, officers, employees or other representatives not to intentionally use or attempt to use any means to access, retrieve, restore, recreate, unarchive or otherwise gain access to or view any Residual Communication for any purpose.

Section 11.14    Waiver of Trial by Jury. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE DEBT COMMITMENT LETTER AND ANY AGREEMENT OR ARRANGEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR THEREWITH, INCLUDING THE DEBT FINANCING OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS OR ARRANGEMENT.
Section 11.15    Specific Performance and Remedies.    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the provisions of this Agreement (including the obligations of the Buyer to consummate the transactions contemplated by this Agreement and effect the Closing), without any requirement to post any bond or other security in connection with seeking such relief or prove actual damages, in addition to any other remedy at law or equity, exclusively in the Court of Chancery of the State of Delaware. The Parties agree not to raise any objections to the availability of the equitable remedy (including specific performance) to prevent or restrain breaches of this Agreement by the Company, on the one hand, and to prevent or restrain breaches of this Agreement by Buyer, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parties under this Agreement.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first written above.

COMPANY:

VIPER HOLDINGS CORPORATION

By: /s/ KEVIN. P. DUFFY
Name: Kevin P. Duffy
Title: Chief Executive Officer

SELLER REPRESENTATIVE:

VIPER HOLDINGS, LLC (SOUND UNITED
SERIES)
By: /s/ KEVIN. P. DUFFY
Name: Kevin P. Duffy
Title: Chief Executive Officer
IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first written above.
BUYER:
MASIMO CORPORATION
By: /s/ JOE KIANI
Name: Joe Kiani
Title: Chairman of the Board and Chief Executive Officer

MERGER SUB:
SONIC BOOM ACQUISITION CORP.
By:/s/ MICAH YOUNG
Name: Micah Young
Title: Treasurer

Exhibit A
Shares of Viper Holdings Corporation
[...***...]

Exhibit C-1
Form of Restrictive Covenant Agreement (Sponsor)
[...***...]

Exhibit C-2
Form of Restrictive Covenant Agreement (Non-Sponsors)
[...***...]

Exhibit F
Form of Certificate of Merger
[...***...]

Exhibit G
Certificate of Incorporation
[...***...]

Exhibit H
Form of Letter of Transmittal
[...***...]

Schedule 2(a)
Restrictive Covenant Agreements (Sponsors) Signatories
[...***...]

Schedule 2(b)
Restrictive Covenant Agreements (Non-Sponsors) Signatories
[...***...]

Schedule 3
Specified Debt
[...***...]

Schedule 4
Permitted Liens
[...***...]

Schedule 5
Change-in-Control Bonus Agreement
[...***...]

Schedule 6
Consents
[...***...]

Schedule 7
Indebtness
[...***...]